Exhibit 2.1








                          AGREEMENT AND PLAN OF MERGER

                                      among

                               CRC HOLDINGS, INC.

                           PENN NATIONAL GAMING, INC.,

                              CASINO HOLDINGS, INC.

                                       and

                   CERTAIN SHAREHOLDERS OF CRC HOLDINGS, INC.

                            Dated as of July 31, 2000



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


                                TABLE OF CONTENTS

                                                                                                              Page


TABLE OF CONTENTS

1.       THE MERGER..............................................................................................1

         1.1      The Merger.....................................................................................1

         1.2      Shareholder Meeting, Closing, Effective Time of the Merger.....................................2

         1.3      Conversion and Cancellation of Securities......................................................2

         1.4      Exchange of Certificates.......................................................................3

         1.5      Options........................................................................................4

         1.6      Dissenter or Appraisal Rights..................................................................4

         1.7      Preclosing Distributions.......................................................................5

         1.8      Deposit Escrow.................................................................................6

2.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SHAREHOLDERS......................................8

         2.1      Organization, Powers and Qualifications........................................................8

         2.2      Subsidiaries...................................................................................8

         2.3      Capital Stock..................................................................................9

         2.4      Articles of Incorporation, Bylaws, Minute Books and Records...................................10

         2.5      Authority; Binding Effect.....................................................................10

         2.6      No Conflict; Approvals........................................................................11

         2.7      Governmental Consents and Approvals...........................................................11

         2.8      Financial Statements..........................................................................11

         2.9      Absence of Certain Changes....................................................................12

         2.10     Indebtedness; Absence of Undisclosed Liabilities..............................................13

         2.11     Assets........................................................................................13

         2.12     Contracts.....................................................................................13

         2.13     Insurance.....................................................................................14

         2.14     Authorizations; Compliance With Law...........................................................14

         2.15     Taxes.........................................................................................15

         2.16     Absence of Litigation; Claims.................................................................18

         2.17     Employee Benefit Plans; Employment Agreements.................................................18

         2.18     Labor Matters.................................................................................22

         2.19     Environmental Matters.........................................................................23

         2.20     Intellectual Property.........................................................................26

         2.21     Brokers and Finders...........................................................................26

         2.22     Adequacy of Disclosure........................................................................26

3.       REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB................................................27

         3.1      Organization and Powers.......................................................................27

         3.2      Authority; Binding Effect.....................................................................27

         3.3      No Conflict; Approvals........................................................................27

         3.4      Brokers and Finders...........................................................................28

         3.5      Licensing.....................................................................................28

4.       OTHER AGREEMENTS.......................................................................................28

         4.1      Conduct of the Company's Business.............................................................28

         4.2      Access to Information.........................................................................30

         4.3      Shareholders' Meeting; Shareholders' Agreements...............................................30

         4.4      Public Announcements..........................................................................31

         4.5      Notification..................................................................................31

         4.6      Regulatory and Other Authorizations...........................................................31

         4.7      Indemnification of Directors and Officers.....................................................32

         4.8      No Solicitation...............................................................................33

         4.9      Baton Rouge Property..........................................................................33

         4.10     Financing.....................................................................................34

         4.11     Technical Services............................................................................34

         4.12     Financial Statements..........................................................................34

         4.13     Employment Agreement..........................................................................34

5.       CONDITIONS TO CLOSING..................................................................................34

         5.1      Conditions to the Obligations of the Company and Parent and Merger Sub........................34

         5.2      Conditions to the Obligations of the Company..................................................35

         5.3      Conditions to the Obligations of Parent and Merger Sub........................................35

6.       TERMINATION, AMENDMENT AND WAIVER......................................................................37

         6.1      Termination...................................................................................37

         6.2      Effect of Termination.........................................................................38

         6.3      Amendment.....................................................................................38

         6.4      Waiver........................................................................................38

7.       INDEMNIFICATION........................................................................................39

         7.1      General Indemnification by the Shareholders...................................................39

         7.2      Limitation and Expiration.....................................................................40

         7.3      Indemnification Procedures....................................................................40

         7.4      Survival of Representations Warranties and Covenants..........................................42

         7.5      Remedies Cumulative...........................................................................42

8.       NON-DISCLOSURE, NON-SOLICITATION aND NON-COMPETITION COVENANTS.........................................42

         8.1      Non-Disclosure................................................................................43

         8.2      Non-Solicitation..............................................................................43

         8.3      Non-Competition...............................................................................43

         8.4      Covenants Not Exclusive.......................................................................43

         8.5      No Adequate Remedy at Law.....................................................................43

9.       MISCELLANEOUS..........................................................................................44

         9.1      Final Tax Returns.............................................................................44

         9.2      Entire Agreement..............................................................................44

         9.3      Notices.......................................................................................44

         9.4      Governing Law.................................................................................45

         9.5      Descriptive Headings..........................................................................45

         9.6      Parties in Interest...........................................................................45

         9.7      Counterparts..................................................................................45

         9.8      Expenses......................................................................................45

         9.9      Binding Effect; Assignment....................................................................45

         9.10     Severability..................................................................................46

         9.11     Legal Fees and Costs..........................................................................46





                          AGREEMENT AND PLAN OF MERGER

         This Agreement and Plan of Merger (this "Agreement"), dated as of July 31, 2000, is made and entered into by and among CRC HOLDINGS, INC., a Florida corporation (the "Company"), PENN NATIONAL GAMING, INC., a Pennsylvania corporation ("Parent"), CASINO HOLDINGS, INC., a Delaware corporation ("Merger Sub"), and SHERWOOD WEISER and DONALD E. LEFTON (individually, a "Shareholder" and collectively, the "Shareholders").

                              W I T N E S S E T H:

         WHEREAS, the respective Boards of Directors of Parent, Merger Sub, the Company and Penn National Holding Company, a Delaware corporation and a wholly owned subsidiary of Parent ("Holding"), the sole shareholder of Merger Sub, have each approved this Agreement and the business combination described herein in which the Company will become a subsidiary of Parent as a result of a merger of Merger Sub with and into the Company upon the terms and subject to the conditions hereinafter set forth (the "Merger"), pursuant to which each outstanding share of common stock, par value $.005 per share ("Company Common Stock"), of the Company will be converted into the right to receive cash in the manner set forth herein; and

         WHEREAS, prior to the Merger, the Company will distribute the Divestiture Entities (as such term is defined in Section 4.1 hereof) so that the remaining assets and liabilities of the Company and its Subsidiaries remaining shall be those relating to their gaming business (the "Gaming Business"); and

         WHEREAS, Parent is willing to enter into this Agreement only on the conditions that the Shareholders agree to indemnify Parent in the manner herein provided and that each Shareholder enters into the non-disclosure and non-solicitation covenants contained herein;

         NOW,  THEREFORE,   in  consideration  of  the  mutual  representations,
warranties, covenants, agreements and conditions set forth below, the parties hereto, intending to be legally bound, hereby agree as follows:

1.       THE MERGER

1.1 The Merger. Subject to the terms and conditions hereof and in accordance with the Florida Business Corporation Act (the "FBCA") and the Delaware General Corporation Law ("DGCL"), at the Effective Time (hereinafter defined): (a) Merger Sub shall be merged with and into the Company and the separate existence of Merger Sub shall cease, (b) the Company, as the surviving corporation in the Merger (the "Surviving Corporation"), (i) shall be a wholly owned subsidiary of Parent, (ii) shall continue its corporate existence under the laws of the State of Florida, (iii) shall retain its present name and (iv) shall succeed to all rights, assets, liabilities and obligations of Merger Sub and the Company in accordance with the FBCA; (c) the Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall continue as the Articles of Incorporation of the Surviving Corporation; (d) the Bylaws of the Company, as in effect immediately prior to the Effective Time, shall continue as the Bylaws of the Surviving Corporation; (e) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation; and (f) the officers of the Company immediately prior to the Effective Time shall continue as the officers of the Surviving Corporation. Nothing in Sections 1.1 (c) and (e) shall preclude amendment of the Articles of Incorporation or Bylaws after the Effective Time in accordance with the terms thereof and applicable law. Nothing in Sections 1.1(e) and (f) shall preclude the election or appointment of new or additional directors and officers as provided for in the Company's Bylaws. From and after the Effective Time, the Merger will have all the effects provided by applicable law.

1.2 Shareholder Meeting, Closing, Effective Time of the Merger. The Company shall submit this Agreement and the Merger to the holders of Company Common Stock for approval and adoption at the Shareholders Meeting (hereinafter defined) to be held as soon as practicable following the date of this Agreement in accordance with Section 4.3 hereof. Subject to the Merger receiving the requisite shareholder approval and subject to the other provisions of this Agreement, the parties shall hold a closing (the "Closing") within 30 days after all of the Consents (hereinafter defined) have been obtained (the "Closing Date"), at 9:00 a.m. at the offices of Morgan, Lewis & Bockius LLP, 5300 First Union Financial Center, 200 South Biscayne Boulevard, Miami, Florida 33131-2339, or at such other time or place as Parent and the Company agree upon. Within two business days after the Closing Date, the parties hereto shall cause the Merger to be consummated by filing articles of merger (the "Articles of Merger") with the Secretary of State of the State of Florida in such form as required by the FBCA and a Certificate of Merger with the Secretary of the State of Delaware, in such form as required by the DGCL (the date and time of the later of such filings, or such later date or time agreed upon by Parent and the Company and set forth therein, the "Effective Time").

1.3      Conversion and Cancellation of Securities.

(a) The "Total Purchase Price" shall be $95,750,000; provided and only in the event that the consolidated earnings before interest, taxes, depreciation and amortization of the Gaming Business, for the twelve months ended on the Closing Date, as determined in accordance with generally accepted accounting principles, consistently applied ("Latest 12 months EBITDA"), is at least $30,335,000, then the Total Purchase Price shall be $97,000,000. For purposes of the Closing, the Latest 12 Months EBITDA shall be estimated by the parties in good faith as above or below $30,335,000, and such estimate shall be subject to verification pursuant to Section 1.7. Further, the parties agree that the Total Purchase Price may be reduced pursuant to Section 5.3(k) hereof.

(b) At the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be converted into, and become exchangeable for, the right to receive the "Cash Consideration."

(c) The "Cash Consideration" shall equal the Total Purchase Price, less the Option Amount (hereinafter defined), divided by the sum of the total number of shares of Company Common Stock outstanding at the Effective Time.

(d) At the Effective Time, each share of Company Common Stock owned by Parent, Merger Sub or any other direct or indirect subsidiary of Parent and each share of Company Common Stock owned by the Company or any direct or indirect subsidiary of the Company (collectively, "Excluded Common Shares"), shall by virtue of the Merger and without any action on the part of the holder thereof, be automatically canceled and retired and cease to exist, and no cash, securities or other property shall be payable in respect thereof.

(e) At the Effective Time, each share of Merger Sub common stock, par value $.01 per share ("Merger Sub Common Stock"), issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action by the holder thereof, be converted into one validly issued, fully paid and nonassessable common share, par value $.005 per share, of the Surviving Corporation ("Surviving Corporation Common Stock").

1.4      Exchange of Certificates.

(a) Prior to the Closing Date, the Parent shall select a bank or trust company to act as exchange agent (the "Exchange Agent") in connection with the surrender of certificates evidencing shares of Company Common Stock converted into Cash Consideration pursuant to the Merger. At and following the Effective Time, Parent shall deposit with the Exchange Agent an amount of cash representing the Total Purchase Price less the Closing Escrow Amount.

(b) As soon as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each person who was, at the Effective Time, a holder of record of a certificate or certificates that immediately prior to the Effective Time evidenced outstanding shares of Company Common Stock (the "Certificates") (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, which shall be in a form and contain any other provisions as Parent and the Surviving Corporation may reasonably agree and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Cash Consideration. Upon the proper surrender of Certificates to the Exchange Agent, together with a properly completed and duly executed letter of transmittal and such other documents as may be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Cash Consideration that such holder has the right to receive pursuant to the terms hereof, and the Certificate so surrendered shall be cancelled. If any portion of the Cash Consideration is to be paid to a person other than the person who is the record holder of the Company Common Stock at the Effective Time, it shall be a condition to such payment that the certificate evidencing the Company Common Stock so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that it be accompanied by all documents required to evidence and effect such transfer and by evidence reasonably satisfactory to the Surviving Corporation or Parent that any applicable stock transfer tax has been paid.

(c) Except as otherwise expressly provided herein, the Surviving Corporation shall pay all charges and expenses of the constituent corporations, including those of the Exchange Agent, in connection with the exchange of Certificates for shares of Merger Stock. Any Cash Consideration not exchanged pursuant to Section 1.4(b) hereof for Company Common Stock within six months after the Effective Time shall be returned by the Exchange Agent to the Surviving Corporation, which shall thereafter act as exchange agent subject to the rights of holders of Company Common Stock hereunder.

(d) At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock shall thereafter be made.

(e) If any Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificates to be lost, stolen or destroyed, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificates the Cash Consideration for the shares represented thereby, deliverable in respect thereof, as determined in accordance with the terms hereof. When authorizing such payment in exchange for any lost, stolen or destroyed Certificates, the person to whom the Cash Consideration is to be issued, as a condition precedent to such delivery, shall give Parent an indemnity against any claim that may be made against Parent with respect to the Certificates alleged to have been lost, stolen or destroyed.

(f) No holder of Company Common Stock shall be entitled to any interest on the Cash Consideration.

1.5 Options. At the Effective Time, each outstanding option to purchase shares of Common Stock shall be canceled and each holder of such an option shall be paid an amount equal to the Option Value less the aggregate exercise price of such option. The "Option Amount" shall mean the aggregate amount of such payments. The "Option Value" shall mean the Total Purchase Price divided by the sum of total number, at the Effective Time, of outstanding shares of Company Common Stock and the number of shares of Company Common Stock issuable upon exercise of outstanding options.

1.6 Dissenter or Appraisal Rights. Notwithstanding anything to the contrary contained in this Agreement, any holder of Company Common Stock with respect to which dissenters' rights are duly exercised in accordance with Section 607.1320 of the FBCA ("Dissenting Shares") shall not be entitled to receive the Cash Consideration pursuant to Section 1.3 hereof, unless such holder fails to perfect, effectively withdraws or loses his right to dissent from the Merger under Section 607.1320. Such holder shall be entitled to receive only the payment provided for by Section 607.1320. If any such holder so fails to perfect, effectively withdraws or loses his dissenters' rights, his Dissenting Shares shall thereupon be deemed to have been converted, as of the Effective Time, into the Cash Consideration pursuant to Section 1.3 hereof.

1.7 Preclosing Distributions. Up and until the Closing, Louisiana Casinos Cruises, Incorporated, a Louisiana corporation ("LCCI"), may distribute to its shareholders, including the Company, an amount equal to its net after-tax income as determined in accordance with GAAP for the period from the date of this Agreement through the Closing Date, but not to exceed the amount permitted by law or regulation, or permitted by any indenture, loan agreement or other agreement applicable to LCCI in the form thereof as of the date of this Agreement. Immediately prior to Closing, the Company may transfer to its shareholders by way of distribution or redemption, at the election of the Company, (i) the Divestiture Entities (as defined herein) and (ii) an amount equal to its net after-tax income (the "Interim Income") for the period from the date of this Agreement through the Closing Date (but excluding, in calculating net income for purposes of this sentence, all net income attributable to, or consolidated from, LCCI), plus any amount received by the Company in the distribution referred to in the preceding sentence, less the aggregate amount of Special Payments, but not to exceed the amount permitted by law or regulation, or permitted by any indenture, loan agreement or other agreement applicable to the Company in the form thereof as of the date of this Agreement. In the event the aggregate amount of Special Payments exceeds the Interim Income, the Total Purchase Price shall be reduced by the amount of such excess. "Special Payments" shall mean (i) bonus and discretionary payments made to Robert B. Sturges and W. Peter Temling, (ii) amounts paid to employees in consideration of their waiver of change in control payments, (iii) the aggregate amount of severance payments which will be payable to employees of the Divestiture Entities as a result of their termination as employees of the Company and Subsidiaries and (iv) the Company's legal fees and expenses of the transactions contemplated by this Agreement. Within 60 days after the Closing Date, at the request of the Company or the Shareholders, Parent's independent accountants shall review the determination of Interim Income and/or the estimate of Latest 12 Months EBITDA. In the event the accountants determine that (i) the Interim Income was greater than the amount thereof determined prior to Closing or (ii) the Latest 12 Months EBITDA, having been estimated for purposes of the Closing at less than $30,335,000, is at least $30,335,000, the Company shall pay pro rata to the shareholders who received distributions or cash consideration, as applicable, the balance in excess of the amount previously distributed and/or the additional $1,250,000 payable under Section 1.3(a), as applicable. In the event the accountants determine that (i) the Interim Income was less than the amount distributed or (ii) the Latest 12 Months EBITDA, having been estimated for purposes of the Closing to be at least $30,335,000, is less than $30,335,000, the distributions in excess of Interim Income and/or the additional $1,250,000 paid under Section 1.3(a), as applicable, shall be returned to the Company by a payment from the Shareholders. The Shareholders shall be jointly and severally liable for such repayment. In the event that either Parent or the Shareholders do not agree with the accountants' determination, then either may submit the accountants' determination for final determination by an arbitrator who is to be appointed and to act in accordance with the rules of the American Arbitration Association. The decision of the arbitrator shall be deemed to be the accountants' determination for purposes of this Section 1.7 and shall be final and binding upon the parties. The right to submit the determination to arbitration must be exercised within 10 days of receipt of the accountants' determination.

1.8      Deposit Escrow.

(a) Within two business days of the date hereof, Parent shall deliver $4,400,000 (the "Deposit") to Republic Security Bank as escrow agent (the "Escrow Agent") to be held by the Escrow Agent pursuant to the terms and conditions set forth in the Deposit Escrow Agreement attached hereto as Exhibit A (the "Deposit Escrow Agreement"). The Deposit and the accrued interest thereon shall be applied as part of the Cash Consideration and credited to the Total Purchase Price if the Closing occurs. If Closing has not occurred on or prior to 9 months from the date of this Agreement (the "Non-Discretionary Date"), the Parent shall make a payment of $1,700,000 to the Company (the "Non-Discretionary Payment"). If the Closing occurs, the Non-Discretionary Payment shall be applied as part of the Cash Consideration and credited to the Total Purchase Price. Absent any breach by the Company or the Shareholders of any representation, warranty or covenant contained in this Agreement, the terms of Section 1.8(b) below will not apply to the Non-Discretionary Payment. If the Closing does not occur by reason of a breach of a representation, warranty or covenant in this Agreement by the Company or any Shareholder, the Non-Discretionary Payment shall be refunded to the Parent. If the Closing does not occur for any other reason (except as provided in the next paragraph of this Section 1.8(a)), the Non-Discretionary Payment and the accrued interest thereon shall be retained by the Company. If the Closing has not occurred on or prior to 12 months from the date of this Agreement, Parent shall have the option, but not the obligation, to extend the time for Closing an additional 3 months by Parent making an additional payment of $1,700,000 to the Escrow Agent (the "Discretionary Payment"). Such Discretionary Payment and the accrued interest thereon shall become part of the Deposit and if the Closing occurs shall be applied as part of the Cash Consideration and credited to the Total Purchase Price.

                  The Louisiana Gaming Control Board issued a Report on Conditional License Renewal on or about July 24, 2000 captioned "In Re:
Louisiana Casino Cruises, Inc. d/b/a Casino Rouge License No. R011700193" (the "Report"). The Report refers to proposed conditions to renewal of LCCI's license. Such conditions and any additional conditions subsequently imposed by the Louisiana Gaming Control Board are referred to herein as "Conditions." Notwithstanding the foregoing paragraph, in the event that a Closing has not occurred on or prior to the Non-Discretionary Date and as of such date (i) LCCI has not been issued a license renewal and Casino Rouge is not continuing to operate in the manner operated as of the date hereof or (ii) Parent has not been issued a gaming license in Louisiana, in either case as a result of a failure to satisfy any of the Conditions, then the Non-Discretionary Payment shall not be payable. In such event, (i) the time for Closing shall be extended to six months after the Non-Discretionary Date without Parent being obligated to make the Discretionary Payment and (ii) the Non-Discretionary Payment shall only become payable if a Closing has not occurred 30 days after all Conditions have been satisfied and such renewal license issued or Casino Rouge is continuing to operate in the manner operated as of the date hereof. In the event such Conditions have not been satisfied and such licenses issued six months after the Non-Discretionary Date, then, notwithstanding the provisions of Section 1.8(b) hereof, the Deposit plus accrued interest shall be refunded to Parent and this Agreement shall terminate.

(b) In the event that the Closing does not occur for any reason prior to termination of this Agreement, the Deposit plus accrued interest thereon shall be refundable to Parent, unless the Closing does not occur as a result of:

(i)  Parent's  failure  to obtain the  financing  contemplated  by Section  4.10 herein,

(ii) a material breach by Parent of any of its representations or warranties under this Agreement,

(iii)a material breach by Parent of any of its covenants under this Agreement, or

     (iv) the failure of a Gaming Authority (as defined in Section 2.7) to grant to Parent, its Affiliates and Licensed Persons all approvals and licenses necessary for Parent to consummate the Agreement for any reason, except that this clause (iv) will not apply if such failure to grant such approvals and licenses is:

(A) solely as a result of a Gaming Authority's imposition of any requirement that would have a Material Adverse Effect (as defined in Section 2 below) following the Closing Date, or

(B) solely as a result of a Gaming Authority's failure to take any action with respect to Parent's application for such approvals and licenses necessary to consummate the Agreement (provided the Parent is using its reasonable efforts to diligently pursue all such approvals and licenses, has not withdrawn its application to the Gaming Authority or taken any action which would otherwise preclude or prevent the Gaming Authority from taking such action with respect to Parent's application).

     And if clause (i),  (ii),  (iii) or (iv)  applies,  the Deposit and accrued interest thereon shall be paid to the Company, and if the Deposit is payable to the Company, $3.5 million of the Deposit will be applied as payment for the technical services provided by the Company under Section
     4.11 of this Agreement. In all other events, the Deposit plus accrued interest thereon shall be released by the Escrow Agent to Parent immediately upon Parent's written demand.

(c) The Company and Shareholders agree that, if Closing does not occur for any reason, the sole extent of their recoverable damages are the liquidated damages provided for in this Section 1.8.

2.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SHAREHOLDERS

         As used in this Agreement, "Material Adverse Effect" shall mean a material adverse effect on the financial condition, operating results, business (including the ability to obtain or maintain gaming licenses or registrations) or prospects of the Company and the Subsidiaries (hereinafter defined) taken as a whole; provided, however, that neither of the following shall be deemed to result in a Material Adverse Effect: (i) the adoption of legislation in Louisiana further regulating or taxing the gaming industry or (ii) competition resulting from new gaming venues in Ontario listed on Exhibit B (such proviso referred to as the "Exceptions").

         The Company and the Shareholders hereby represent and warrant to, and agree with, Parent and Merger Sub as follows, except as set forth on a Disclosure Schedule delivered by the Company concurrently with the execution and delivery of this Agreement (the "Company Schedule"), each of which exceptions shall specifically identify the relevant subsection hereof to which it relates and shall be deemed to be representations and warranties as if made hereunder:

2.1 Organization, Powers and Qualifications. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. The Company has all requisite corporate power and authority to carry on its business as it has been and is now being conducted and to own, lease, manage and operate the properties and assets used in connection therewith. The Company is duly qualified as a foreign corporation authorized to do business and is in good standing in every jurisdiction in which such qualification is required, all of which jurisdictions are disclosed in the Company Schedule, except where failure to be so authorized (other than in Louisiana or Ontario) would not result in a Material Adverse Effect.

2.2      Subsidiaries.

(a) As used in this Article 2 and elsewhere in this Agreement, unless otherwise stated, "Subsidiary" and "Subsidiaries" mean, either jointly or severally, as the case may be, the entities other than the Company which are Retained Entities (as defined herein in Section 4.1).

(b) The Company Schedule lists each Subsidiary, the jurisdiction of its organization and the amount of its securities outstanding and the owners thereof. Each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Subsidiary has all requisite power and authority to carry on its business as it has been and is now being conducted and to own, lease and operate the assets and properties used in connection therewith. Each Subsidiary is duly qualified as a foreign corporation authorized to do business and is in good standing in every jurisdiction in which such qualification is required, all of which jurisdictions are disclosed on the Company Schedule, except where failure to be so authorized (other than in Louisiana or Ontario) would not result in a Material Adverse Effect. All issued and outstanding shares of capital stock of each Subsidiary have been duly authorized, are validly issued and outstanding, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws, and, except as set forth on the Company Schedule, are lawfully owned of record and beneficially by the Company or another Subsidiary free and clear of all material pledges, liens, claims, security interests and other charges or defects in title of any nature whatsoever ("Liens"). There are no existing subscriptions, options, warrants, convertible securities, calls, commitments, agreements, conversion rights or other rights of any character (contingent or otherwise) calling for or requiring the issuance, transfer, sale or other disposition of any shares of the capital stock of any Subsidiary, or calling for or requiring the issuance of any securities or rights convertible into or exchangeable for shares of capital stock of any Subsidiary, nor is the Company or any Subsidiary subject to any obligation (contingent or otherwise) to repurchase, redeem or otherwise acquire shares of capital stock of any Subsidiary, in any case except as set forth on the Company Schedule. Except for the Subsidiaries or as set forth in the Company Schedule, neither the Company nor any Subsidiary directly or indirectly (i) owns or controls any shares of any corporation nor has any voting securities of, or economic interest in, either of record, beneficially or equitably, in any association, partnership, limited liability company, joint venture or other legal entity, or (ii) is a general partner of any partnership.

2.3 Capital Stock. The Company has authorized capital stock consisting of 20,000,000 shares of Company Common Stock and 1,000,000 shares of Preferred Stock, par value $.01 per share ("Company Preferred Stock"). As of the date of this Agreement: (i) 10,741,802 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Preferred Stock were issued and outstanding, (iii) no shares of Company Common Stock were held as treasury shares, and (iv) 1,700,000 shares of the Company Common Stock were reserved for issuance under the Company stock option or equity compensation plans (the "Company Stock Plans") (including 1,700,000 shares reserved for issuance under the Company's 1998 Stock Option Plan, 1,372,421 of which were subject to outstanding options and 327,579 of which were reserved for future option grants). All of the issued and outstanding shares of Company Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, were issued in compliance with all applicable federal and state securities laws and are owned by the shareholders in the amounts set forth on the Company Schedule. No shares of capital stock issued by the Company are or were at the time of their issuance subject to preemptive rights. There are no existing subscriptions, options, warrants, convertible securities, calls, commitments, agreements, conversion rights or other rights of any character (contingent or otherwise) calling for or requiring the issuance, transfer, sale or other disposition of any shares of the capital stock of any Subsidiary, or calling for or requiring the issuance of any securities or rights convertible into or exchangeable for shares of capital stock of any Subsidiary, nor is the Company subject to any obligation (contingent or otherwise) to repurchase, redeem or otherwise acquire shares of capital stock of any Subsidiary, in any case except as set forth on the Company Schedule. There are no voting trusts or other agreements or understandings to which the Company is a party, nor, to the knowledge of the Company, to which any shareholder of the Company is a party, with respect to the voting of capital stock of the Company, except as set forth on the Company Schedule.

2.4 Articles of Incorporation, Bylaws, Minute Books and Records. The copies of the Articles of Incorporation and all amendments thereto and of the Bylaws, as amended, of the Company and the Subsidiaries which have been delivered to Parent are true, correct and complete copies thereof as in effect on the date hereof. The minute books of the Company and the Subsidiaries which have been made available for inspection contain minutes, which are accurate and complete in all material respects, of all meetings and accurate consents or written resolutions in lieu of meetings of the Board of Directors (and any committee thereof) and of the shareholders of the Company and the Subsidiaries since the respective dates of incorporation. The share register, and records of election of directors and officers are accurate and complete. The books and records of the Company and each Subsidiary accurately reflect, in all material respects, the transactions to which the Company or the Subsidiary is a party or by which their properties are subject or bound, and the assets and liabilities of the Company or the Subsidiary.

2.5 Authority; Binding Effect. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. All necessary action, corporate or otherwise, required to have been taken by or on behalf of it by applicable law, its charter document or otherwise to authorize (i) the approval, execution and delivery on its behalf of this Agreement and (ii) its performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby have been taken, except that the adoption of the Agreement must be approved by a majority of the votes of all outstanding shares of Company Common Stock of record on the record date for the Shareholders Meeting ("Required Company Shareholder Approval"). Subject to the foregoing, this Agreement constitutes the Company's and the Shareholders' valid and binding agreement, enforceable against it and them in accordance with its terms, except (A) as the same may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors' rights, including, without limitation, the effect of statutory or other laws regarding fraudulent conveyances and preferential transfers, and (B) for the limitations imposed by general principles of equity.

2.6 No Conflict; Approvals. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and thereby will not, (i) violate or conflict with the Company's Articles of Incorporation or Bylaws or the comparable organizational documents of any of its Subsidiaries, or
(ii) constitute a breach or default (or an event that with notice or lapse of time or both would become a breach or default) or give rise to any lien, third party right of termination, cancellation, material modification or acceleration, or loss of any benefit, under any Contract (hereinafter defined) to which the Company or any Subsidiary is a party or by which it is bound except as set forth on the Company Schedule, or (iii) subject to the consents, approvals, orders, authorizations, filings, declarations and registrations specified in Section 2.7 or in the Company Schedule in response thereto, conflict with or result in a violation of any permit, concession, franchise or license or any law, rule or regulation applicable to the Company or any of its Subsidiaries or any of their properties or assets, except such conflicts or violations which would not result in a Material Adverse Effect.

2.7 Governmental Consents and Approvals. Except as set forth on the Company Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will require any consent, approval, order, authorization, or permit of, or filing with or notification to, any local, state, federal or foreign court, administrative agency, commission or other governmental or regulatory authority, agency or instrumentality ("Governmental Entity"), except (a) notification pursuant to, and expiration or termination of the waiting period under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), if required, (b) the Louisiana Gaming Control Board, (c) the Alcohol and Gaming Control Commission of Ontario (the "Ontario Commission"), (d) the Ontario Lottery and Gaming Corporation ("Ontario Corporation"), (e) the Chippewas of Rama First Nation (the "Rama Nation") and (f) the filing and recording of the Articles of Merger in accordance with the FBCA and a Certificate of Merger in accordance with the DGCL. The consents or approvals referred to in clauses (a), (b), (c), (d) and (e) of the preceding sentence are referred to as the "Regulatory Approvals." The Louisiana Gaming Control Board, the Ontario Commission, the Ontario Corporation and the Rama Nation are referred to herein individually as a "Gaming Authority" and collectively as the "Gaming Authorities."

2.8 Financial Statements. The Company has delivered to Parent true and complete copies of consolidated balance sheets of the Gaming Business at November 30, 1999, 1998 and 1997 and the related consolidated statements of earnings, changes in shareholders' equity and statements of cash flow for the fiscal years then ended, together with the notes thereto, audited, in the case of 1998 and 1997, by PricewaterhouseCoopers LLP (the "Company's Auditors"), all of which have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved ("GAAP"), and the unaudited consolidated balance sheet of the Company and Subsidiaries at April 30, 2000 and the related consolidated statements of earnings for the five-month period then ended (without notes). Such balance sheets fairly present the consolidated financial position, assets and liabilities (whether accrued, absolute, contingent or otherwise) of the Company and its Subsidiaries as of the dates indicated and such statements of income, changes in shareholders' equity (where applicable) and cash flows (where applicable) fairly present the consolidated results of operations, changes in shareholders' equity (where applicable) and cash flows (where applicable) of the Gaming Business for the periods indicated. Attached as Exhibit C is a copy of the February 29, 2000 unaudited balance sheet of the Gaming Business (the "February Gaming Balance Sheet"). The February Gaming Balance Sheet fairly presents the financial position, assets and liabilities (whether accrued, absolute, contingent or otherwise) of the Gaming Business at the date indicated in accordance with GAAP (other than the absence of notes). The Company will, prior to September 30, 2000, deliver to Parent the unaudited consolidated balance sheet of the Gaming Business as of the date of this Agreement, and the related consolidated unaudited statement of earnings for the period then ended (without notes). Such balance sheet will be consistently prepared with the February Gaming Balance Sheet and will fairly present the consolidated financial position, assets and liabilities (whether accrued, absolute, contingent or otherwise) of the Gaming Business Company and Subsidiaries at the date indicated. The consolidated balance sheet of the Gaming Business at November 30, 1999 described above is referred to herein as the "Company 1999 Balance Sheet".

2.9 Absence of Certain Changes. Except as described in the Company Schedule, since November 30, 1999 (the "Audit Date"), the Company and the Subsidiaries have conducted their business solely in the ordinary course consistent with past practice. Except as otherwise disclosed on the Company Schedule, since the Audit Date, the Company and the Subsidiaries have not:

(a) been subject to any other events or conditions of any character that would have a Material Adverse Effect or impair the ability of the Company to perform its obligations under this Agreement or prevent or delay the consummation of any of the transactions contemplated hereby;

(b) made any material change to their respective accounting methods, principles or practices;

(c) been subject to any revaluation of any assets of the Company or any of its Subsidiaries;

(d) incurred any material liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice, or discharged or satisfied any material Lien, or paid any material liabilities, other than in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any liabilities of which the failure to pay or discharge has caused or will cause any material damage or risk of material loss to it or any of its material assets or properties; or

(e) taken or been subject to any other action or event that would have required the consent of Parent pursuant to Section 4.1 hereof.

2.10 Indebtedness; Absence of Undisclosed Liabilities. The Company Schedule discloses as of the date hereof all indebtedness for money borrowed of the Company or any Subsidiary, accurately disclosing for each such indebtedness the payee, the original principal amount of the loan, the current unpaid balance of the loan, the interest rate and the maturity date. Neither the Company nor the Subsidiaries have any material indebtedness, liability or obligation of any kind (whether known or unknown, accrued, absolute, asserted or unasserted, contingent or otherwise) except (i) as and to the extent reflected, reserved against or otherwise disclosed in the Company 1999 Balance Sheet, or (ii) for liabilities and obligations incurred subsequent to the Audit Date in the ordinary course of business which would not impair the ability of the Company to perform its obligations under this Agreement and which would not prevent or delay the consummation of any of the transactions contemplated hereby.

2.11 Assets. Except as described in the Company Schedule, the Company and the Subsidiaries have good and marketable title to all their real and personal properties and assets, including, without limitation, those assets and properties reflected in the Company 1999 Balance Sheet in the amounts and categories reflected therein, free and clear of all Liens, except (a) the lien of current taxes not yet due and payable, (b) properties, interests, and assets disposed of by the Company or any Subsidiary since the Balance Sheet Date solely in the ordinary course of business consistent with past practice, (c) such secured indebtedness as is disclosed in the Company 1999 Balance Sheet covering the properties referred to therein, and (d) such imperfections of title, easements and encumbrances, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present or proposed use, of the properties subject thereto ("Permitted Liens"). All buildings, structures, facilities, equipment and other items of tangible personal property reflected on the Company 1999 Balance Sheet or acquired since the Audit Date are in satisfactory operating condition and repair, subject to normal wear and maintenance, are useable in the regular and ordinary course of business of the Company and the Subsidiaries and conform to all applicable laws, statutes, ordinances, codes, rules and regulations and Authorizations (hereinafter defined) relating to their construction, use and operation in all material respects. The method of amortization or depreciation used by the Company for financial reporting purposes is sufficient to write-off entirely each building, structure, facility and item of equipment or other tangible personal property during its useful life.

2.12     Contracts.

(a) The Company Schedule lists each written or oral contract, agreement, arrangement, lease, instrument, mortgage or commitment to which the Company or a Subsidiary is a party or may be bound or to which their respective properties or assets may be subject ("Contract") (i) which is material to the Company or a Subsidiary; (ii) which is with any present or former employee or for the employment of any person or consultant or which is a non-compete arrangement with any employee of the Company or a Subsidiary; (iii) which is a severance agreement, program or policy of the Company or a Subsidiary with or relating to its employees; (iv) under the terms of which any of the rights or obligations of a party thereto will be modified or altered as a result of the transactions contemplated hereby or which contain change in control provisions; (v) which involves a material commission, representative, franchise, distributorship, or sales agency arrangement; (vi) which is a material conditional sale or lease arrangement; (vii) which involves a material license, or other arrangement which relates in whole or in part to any software, patent, trademark, trade name, service mark or copyright or to any ideas, technical assistance or other know-how of or used by the Company or a Subsidiary in the conduct of its business; (viii) which is with a Gaming Authority; (ix) which represents any confidentiality or non-disclosure arrangement pursuant to which the Company or a Subsidiary has agreed to keep confidential information obtained from any other person; (x) which is an arrangement limiting or restraining the Company or any Subsidiary or any successor thereto from engaging or competing in any manner or in any business; or (xi) under which the Company or any Subsidiary guarantees the payment or performance by others or in any way is or will be liable with respect to material obligations of any other person.

(b) All Contracts are valid and binding and in full force and effect as to the Company on the date of this Agreement in all material respects. None of the Company, the Subsidiaries nor, to the Company's knowledge, any other parties, have violated any provision of, or committed or failed to perform any act which with notice, lapse of time or both would constitute a material default or a basis of terminating under the provisions of, any Contract. True and complete copies of all Contracts listed on the Company Schedule, together with all amendments thereto through the date hereof, have been delivered to Parent. The Contracts are unamended except as set forth in the Company Schedule. Neither the Company nor any Subsidiary has waived any rights under any Contract.

2.13 Insurance. The Company Schedule accurately sets forth as of the date hereof all policies of insurance, other than title insurance policies, held by or on behalf of the Company and the Subsidiaries and all outstanding or threatened claims thereunder in excess, individually or in the aggregate, of $50,000. All such policies of insurance are in full force and effect, and no notice of cancellation has been received. In the reasonable judgment of the Company, such policies are in amounts which are adequate in relation to the business and properties of the Company, and all premiums to date have been paid in full.

2.14     Authorizations; Compliance With Law.

(a) The Company and the Subsidiaries hold all licenses, franchises, registrations, certificates, consents, permits, approvals, certificates of public convenience and necessity, and authorizations ("Authorizations") from all Governmental Entities and other persons (including, without limitation, all required Authorizations which may be issued or required by the Gaming Authorities) which are necessary for the lawful conduct of their respective businesses and their use and occupancy of their assets and properties in the manner heretofore conducted, used and occupied, except where failure to do so would not result in a Material Adverse Effect. A complete and correct list of the material Authorizations held by the Company or a Subsidiary is set forth in the Company Schedule. True and complete copies of all Authorizations listed on the Company Schedule, together with all amendments thereto through the date hereof, have been delivered to Parent. All of such Authorizations are valid, in good standing and in full force and effect and the Company and the Subsidiaries have duly performed in all material respects all of their respective obligations under such Authorizations. To the Company's and the Shareholders' knowledge, no event has occurred with respect to the material Authorizations which permits, or after notice or lapse of time or both would permit, revocation or termination thereof or would result in any other material impairment of the rights of the holder of any of the Authorizations, and no terminations or revocations thereof have been, to the knowledge of the Company, threatened.

(b) The  Company,  the  Subsidiaries  and  each of their  respective  directors, officers and gaming managers are in compliance with the terms of the Authorizations issued by the Gaming Authorities. No investigation or review by any Gaming Authority with respect to the Company or any Subsidiary is pending or, to the best knowledge of the Company, threatened, nor has any Gaming Authority indicated an intention to conduct the same. Except as disclosed in the Company Schedule, to the best knowledge of the Company, neither the Company, the Subsidiaries nor any director, officer or gaming manager of the Company or the Subsidiaries has received any written claim, demand, notice, complaint, court order or administrative order from any Governmental Entity in the past three years, asserting that a license or registration of it or them, as applicable, issued by any Gaming Authority, should be revoked or suspended. Neither the Company, the Subsidiaries nor any of the Shareholders knows of any facts which, if known to any of the Gaming Authorities, could reasonably be expected to result in the revocation or suspension of an Authorization, or of any officer, director or gaming manager, or would be reasonably expected to disqualify the Company from any Authorization.

(c) The Company and each of the Subsidiaries is in material compliance with all applicable laws, statutes, ordinances, codes, rules and regulations of any Governmental Entities, and neither the Company nor any Subsidiary has received any notice from a Governmental Entity within five years of the date hereof of any such violation which would result in a Material Adverse Effect.

2.15     Taxes.

"Taxes" shall mean any federal, state, provincial, municipal, territorial, local or foreign taxes, assessments, deficiencies, levies, imposts, customs duties, fees and other governmental charges or impositions or similar charges in the nature of a tax including Canada Pension Plan and provincial pension plan contributions, unemployment and employment insurance payments and workers' compensation premiums, together with any installments with respect thereto, and whether disputed or not, including, without limitation, all income tax, unemployment compensation, social security, payroll, sales and use, excise, goods and services, value added, capital, capital gains, alternative, net worth, profits, withholding, employer health, privilege, real and personal property, ad valorem, transfer, franchise, license, school and any other tax or similar governmental charge or imposition (together with interest, fines, penalties or additions with respect thereto) under laws of the United States or any state or municipal or political subdivision thereof or any foreign country or jurisdiction or any province, municipality, territory or other political subdivision thereof. All federal, state, provincial, municipal, territorial, local and foreign tax returns, declarations, remittances, information returns, reports, statements and other similar filings and documents of every nature required to be filed by or on behalf of the Company or the Subsidiaries in respect of any Taxes or in respect of any other provision in any domestic or foreign federal, state, provincial, municipal, territorial, local or other taxing statute (the "Tax Returns") on or prior to the date hereof or with respect to taxable or fiscal periods ending on or prior to the date hereof with respect to any Taxes have been timely filed with the appropriate governmental agencies in all jurisdictions in which such Tax Returns are required to be filed, any other Tax Returns required to be filed by the Company or a Subsidiary in respect of any taxable or fiscal period ending on or before the Effective Time will be timely filed with the appropriate governmental agencies in all jurisdictions in which such Tax Returns are required to be filed, any other Tax Returns required to be filed by the Company or a Subsidiary in respect of any taxable or fiscal period ending on or before the Effective Time will be timely filed with the appropriate governmental agencies in all jurisdictions in which such Tax Returns are required to be filed subject to the provisions of Section 9.1, and all such Tax Returns correctly reflect the liabilities of the Company and the Subsidiaries for Taxes for the periods, property or events covered thereby, are complete in all material respects, and no material fact has been omitted therefrom. Copies of all Tax Returns for the fiscal year ended November 30, 1999, will be filed and will be provided by the Company or the Subsidiaries to Parent by August 15, 2000. Except as disclosed in the Company Schedule, no extension of time in which to file any Tax Return is in effect. The Company has provided or made available all Tax Returns for the five preceding fiscal years.

(a) Except as disclosed in the Company Schedule, all Taxes in respect of all taxable or fiscal periods ending on or prior to the Effective Time, including those without limitation which are called for by the Tax Returns or by any assessments or reassessments in respect of the Tax Returns, have been fully paid or properly accrued in accordance with United States or Canadian generally accepted accounting principles, as the case may be, in financial statements of the Company or any Subsidiary delivered to Parent on or before the Closing Date. No other Taxes in respect of any taxable or fiscal period ending on or prior to the Effective Time are or will be payable by the Company or any Subsidiary. The accruals for Taxes contained in the Company 1999 Balance Sheet are adequate to cover the tax liabilities of the Company and the Subsidiaries as of the Audit Date and include adequate provision for all deferred taxes, and nothing has occurred subsequent to that date to make any of such accruals inadequate.

(b) Except as disclosed in the Company Schedule, neither the Company nor the Subsidiaries have received any notice or indication of an assessment or reassessment or proposed assessment or reassessment in connection with any Taxes or Tax Returns, regardless of its merits, and there are no pending tax examinations of or tax claims asserted against the Company or the Subsidiaries or any of their respective assets or properties. Except as disclosed in the Company Schedule, there are no outstanding issues which have been raised and communicated to the Company or the Subsidiaries by any governmental agency for any taxation year or period in respect of which a Tax Return has been audited. No governmental agency has challenged or disputed the Company or any Subsidiary in respect of Taxes or of any Tax Returns. The Company is not negotiating any draft assessment or reassessment with any governmental agency. There are no outstanding issues which have been raised and communicated to the Company or the Subsidiaries by any governmental agency for any taxation year or period in respect of which a Tax Return has been audited. Except as disclosed in the Company Schedule, no governmental agency has challenged, disputed or questioned the Company or any Subsidiary in respect of Taxes or of any Tax Returns which remains unresolved. The Company is not negotiating any draft assessment or reassessment with any governmental agency. Neither the Company nor any Subsidiary has extended, or waived the application of, any statute of limitations or time period of any jurisdiction regarding the assessment, reassessment or collection of any Taxes.

(c) There are no tax liens (other than any lien for current taxes not yet due and payable) on any of the assets or properties of the Company or the Subsidiaries. Neither the Company nor any Subsidiary nor any Shareholder has any knowledge of any basis for any additional assessment or reassessment of any Taxes or of any contingent liabilities for Taxes, including, without limitation, unreported benefits conferred on any shareholder of the Company or a Subsidiary. All taxation years up to and including the taxation year listed on the Company Schedule are considered closed by Canadian federal and provincial governmental agencies for the purpose of all Taxes. The Company and the Subsidiaries have made all deposits required by law to be made with respect to employees' withholding and other employment taxes, including, without limitation, the portion of such deposits relating to Taxes imposed upon the Company or the Subsidiaries.

(d) The Company and the Subsidiaries have withheld from each payment made to any of their present or former employees, officers and directors, and to all persons who are non-residents of Canada for the purposes of the Income Tax Act (Canada), all amounts required by law to be withheld, and furthermore, have remitted such withheld amounts within the prescribed periods to the appropriate governmental agency, except where there would be no Material Adverse Effect from the failure to withhold. The Company and the Subsidiaries have remitted all Canada Pension

Plan contributions, provincial pension plan contributions, unemployment and employment insurance premiums, employer health taxes and other Taxes payable by them in respect of their employees and have remitted such amounts to the proper governmental agency within the time required under the applicable legislation. The Company and the Subsidiaries have charged, collected and remitted on a timely basis all Taxes as required under applicable legislation on any sale, supply or delivery whatsoever, made by the Company or the Subsidiaries.

(e) There are no circumstances existing which could result in the application of section 78 of the Income Tax Act (Canada) or any equivalent provincial provision to the Company or any Subsidiary.

(f) At Closing, for the purposes of the Income Tax Act (Canada), the Subsidiaries chartered or incorporated in Canada or any province thereof (the "Canada Subsidiaries") will own depreciable property of the prescribed classes and having undepreciated capital costs as set out in the Company Schedule.

(g) The Company and the Subsidiaries will not at any time be deemed to have a capital gain pursuant to subsection 80.03(2) of the Income Tax Act (Canada) as a result of any transaction or event taking place in any taxable or fiscal period ending on or before Closing.

(h) Any Taxes that arise from the distribution or spin-off by the Company of the
Divestiture   Entities,   as  provided  in  Section  4.1,   shall  be  the  sole
responsibility of the Shareholders.

2.16 Absence of Litigation; Claims. Except as described on the Company Schedule, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any properties or rights of the Company or any of its Subsidiaries, or with respect to which any director, officer, employee or agent is or may be entitled to claim indemnification from the Company or any Subsidiary, before any Governmental Entity or arbitrator, which, if decided adversely to the Company or such Subsidiary, would result in a loss in excess of $50,000 or impair the ability of the Company to perform its obligations under this Agreement or prevent or delay the consummation of any of the transactions contemplated hereby, nor is there any judgement, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries having or which, insofar as reasonably can be foreseen, in the future would have such effect.

2.17     Employee Benefit Plans; Employment Agreements.

(a) The Company Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements, and any current or former employment or executive compensation or severance agreements, written or otherwise, for the benefit of, or relating to, any employee of the Company, any trade or business (whether or not incorporated) which is a member of a controlled group including the Company or which is under common control with the Company (an "ERISA Affiliate") within the meaning of Section 414 of the Code, or any subsidiary of the Company, as well as each plan with respect to which the Company or an ERISA Affiliate could incur liability under Section 4069 (if such plan has been or were terminated) or Section 4212(c) of ERISA (together, the "Employee Plans"), excluding former agreements under which the Company has no remaining obligations and any of the foregoing that are required to be maintained by the Company or any ERISA Affiliate under the laws of any foreign jurisdiction or that relate exclusively to employees of the Company, any Subsidiary or any ERISA Affiliate employed outside the United States. With respect to each Employee Plan, as applicable, a copy of (i) each such written Employee Plan (other than those referred to in Section 4(b)(4) of ERISA, together with all amendments, trust agreements, insurance policies and service agreements; (ii) the three most recently filed Forms 5500 or 5500 C/R and any financial statements attached thereto; (iii) the most recent IRS determination letter; (iv) the most recent summary plan description; and (v) all reports submitted within the presiding three years by third-party administrators, actuaries, investment managers, consultants, or other independent contractors, has been made available to Parent.

(b) (i) Except as set forth in the Company Schedule, or as required by Section 4980B of the Code, none of the Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person and none of the Employee Plans is a 'multiemployer plan' as such term is defined in Section 3(37) of ERISA; (ii) there has not been any breach of any fiduciary duty, as described in
Section 404 of ERISA, or no "prohibited transaction", as such term is defined in
Section 406 of ERISA or Section 4975 of the Code, with respect to any Employee Plan, which may reasonably be expected to result in any material liability of the Company or any of its subsidiaries; (iii) all Employee Plans are in compliance in all material respects with the requirements prescribed by any and all statutes (including ERISA and the Code), orders, or governmental rules and regulations currently in effect with respect thereto (including all applicable requirements for notification to participants or the Department of Labor, Internal Revenue Service (the "IRS") or Secretary of the Treasury), all Employee Plans have been operated at all times substantially in accordance with their terms, and the Company and each of its subsidiaries have performed all material obligations required to be performed by them under, are not in any material respect in default under or violation of, and have no knowledge of any default or violation by any other party to, any of the Employee Plans; (iv) each Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable determination letter from the IRS or may rely upon an opinion letter issued with respect to the prototype or volume submitted plan that was the basis of the Employee Plan, and nothing has occurred which may reasonably be expected to impair such determination subject to the ability of the employer that sponsors the Employee Plan to amend the plan to comply with recent law changes within such plan's "remedial amendment period," or provided by the IRS; (v) all contributions required to be made to any Employee Plan pursuant to Section 412 of the Code, or the terms of the Employee Plan or any collective bargaining agreement, have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Employee Plan for the current plan years; (vi) with respect to each Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty
(30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063, 4064 or 4041 of ERISA has occurred; and (vii) neither the Company nor any ERISA Affiliate has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA

(other than  liability  for premium  payments  to the Pension  Benefit  Guaranty
Corporation arising in the ordinary course); (vii) neither the Company nor any ERISA Affiliate has incurred any liability for any excise, income or other taxes or penalties with respect to any Employee Plan, and no event has occurred and no circumstance exists that may reasonably be expected to give rise to any such liability; (ix) there are no pending or, to the Company's knowledge, threatened claims against any Employee Plan (other than routine claims for benefits) or against any fiduciary or an Employee Plan with respect to such plan, nor is there any basis for such a claim; and (x) no Employee Plan is presently under audit or examination (nor has notice been received of a potential audit or examination) by any governmental entity, and no matters are pending with respect to any Employee Plan under any governmental corrective or remedial program.

(c) The Company Schedule sets forth all of the employee benefit, health, welfare, supplemental unemployment benefit, bonus, pension, profit sharing, deferred compensation, stock compensation, stock purchase, retirement, hospitalization insurance, medical, dental, legal, disability and similar plans or arrangements or practices relating to the employees employed by the Canadian Subsidiaries (the "Canadian Benefit Plans"), excluding former plans, arrangements or practices under the Canadian Benefit Plans under which neither the Company nor any Subsidiary has any liability. No material changes have occurred to the Canadian Benefit Plans or, excluding changes in interest rates or investment returns, are expected to occur which would affect the actuarial reports or financial statements required to be provided to Parent pursuant to this Section 2.17.

(d) All of the Canadian Benefit Plans are and have been established, registered, qualified, invested and administered, in all respects, in accordance with all laws, regulations, orders or other legislative, administrative or judicial promulgations application to the Canadian Benefit Plans ("Applicable Benefit Laws") and in accordance with all understandings, written or oral, between (i) the Company and/or the Canadian Subsidiaries and (ii) the employees of the Company and/or the employees of the Subsidiaries. No fact or circumstance exists that could adversely affect the tax-exempt status of any Canadian Benefit Plan which enjoys such status.

(e) All obligations of the Company and the Canadian Subsidiaries regarding the Canadian Benefit Plans have been satisfied, there are no outstanding defaults or violations by any party thereto and no taxes, penalties or fees are owing or exigible under any of the Canadian Benefit Plans by the Company or any Canadian Subsidiary. The Company or a Canadian Subsidiary may unilaterally amend, modify, vary or terminate, in whole or in part, each Canadian Benefit Plan and take contribution holidays under or withdraw surplus from each Canadian Benefit Plan, subject only to approvals required by, and restrictions imposed by, Applicable Benefit Laws.

(f) No Canadian Benefit Plan, nor any related trust or other funding medium thereunder, is subject to any pending investigation, examination or other
proceeding,   action  or  claim   initiated  by  any   governmental   agency  or
instrumentality, or by any other entity (other than routine claims for benefits). Further, should any matter arise which could affect the registration of any of the Canadian Benefit Plans, the Company or a Canadian Subsidiary will, in a timely fashion, take all steps required to ensure such registration is not affected.

(g) All contributions or premiums required to be made by the Company and/or the Canadian Subsidiaries under the terms of each Canadian Benefit Plan or by Applicable Benefit Laws have been made in a timely fashion in accordance with Applicable Benefit Laws and the terms of the Canadian Benefit Plans, and neither the Company nor any Canadian Subsidiary has, and as of Closing will not have, any liability (other than liabilities accruing after the Closing Date) with respect to any of the Canadian Benefit Plans which would have a Material Adverse Effect.

(h) No material amendments have been made to any Canadian Benefit Plan and no improvements to any Canadian Benefit Plan have been promised and no amendments or improvements to a Canadian Benefit Plan will be made or promised prior to the Closing Date. There have been no improper withdrawals, applications or transfers of assets from any Canadian Benefit Plan or the trusts or other funding media relating thereto, and none of the Company, any Canadian Subsidiary, nor any of their agents has been in breach which would have a Material Adverse Effect of any fiduciary obligation with respect to the administration of the Canadian Benefit Plans or the trusts or other funding media relating thereto which would have a Material Adverse Effect.

(i) CRC has furnished to Parent true, correct and complete copies of all the Canadian Benefit Plans as amended as of the date hereof together with all material related documentation including, without limitation, funding agreements, actuarial reports, funding and financial information returns and statements, all professional opinions (whether or not internally prepared) with respect to each Canadian Benefit Plan, all material internal memoranda concerning the Canadian Benefit Plans, copies of material correspondence with all regulatory authorities with respect to each Canadian Benefit Plan and plan summaries, booklets and personnel manuals.

(j) Each Canadian Benefit Plan is fully funded or is fully insured on both an ongoing and solvency basis pursuant to the actuarial assumptions in the Company Schedule. None of the Canadian Benefit Plans enjoys any special tax status under the Income Tax Act (Canada) or under other applicable legislation, nor have any advance tax rulings been sought or received in respect of the Canadian Benefit Plans. All employee data necessary to administer each Canadian Benefit Plan has been provided by CRC to Parent and is true and correct as of the date hereof, and CRC will notify Parent of any changes thereto occurring prior to the Closing Date. No insurance policy or any other contract or agreement affecting any Canadian Benefit Plan requires or permits any material retroactive increase in premiums or payments due thereunder.

(k) Except as disclosed in the Company Schedule, none of the Canadian Benefit Plans provide benefits to retired employees or to the beneficiaries or dependents of retired employees.

(l) The Company Schedule sets forth a true and complete list of each current or former employee, officer or director of the Company or any of its Subsidiaries who holds any option to purchase Company Common Stock as of the date hereof, together with the number of shares of Company Common Stock which are subject to such option, the date of grant of such option, the extent to which such option is vested (or will become vested within six months on or after the date hereof, or as a result of, the Merger), the option price of such option (to the extent determined as of the date hereof), whether such option is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code (an "ISO"), and the expiration date of such option. The Company Schedule also sets forth the total number of such ISOs and such nonqualified options.

(m) Any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in Proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Employee Plan currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G of the Code).

2.18     Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is party to or bound by any collective bargaining agreement or other labor agreement with any union or labor organization and no union or labor organization has been recognized by the Company or any of its Subsidiaries as an exclusive bargaining representative for employees of the Company or any of its Subsidiaries. To the Company's knowledge, there is no current union representation question involving employees of the Company or any of its Subsidiaries, nor does the Company have knowledge of any significant activity or proceeding of any labor organization (or representative thereof) or employee group to organize any such employees. Neither the Company nor any of its Subsidiaries has made any commitment not in collective bargaining agreements listed on the Company Schedule that would require the application of the terms of any collective bargaining agreements entered into by the Company or any of its Subsidiaries to Parent, to any joint venture of Parent, or to any
Subsidiary of Parent (other than the Company or its Subsidiaries). Except as disclosed on the Company Schedule, (i) the Company and its Subsidiaries have been and are being operated in material compliance with all Applicable Laws relating to employees, including employment standards, occupational health and safety, human rights, labor relations, workers compensation, pay equity and employment equity, including, without limitation, the Americans with Disabilities Act (the "ADA") and the Family Medical Leave Act except where failure to be in compliance with the ADA would not result in expense or loss to the Company or Subsidiaries in excess of $250,000; (ii) there is no material active arbitration under any collective bargaining agreement involving the Company or any of its Subsidiaries, (iii) there is no material unfair labor practice, grievance, employment discrimination or other labor or employment related charge, complaint or claim against the Company or any of its
Subsidiaries pending before any court, arbitrator, mediator or governmental agency or tribunal, or, to the Company's knowledge, threatened, (iv) there is no material strike, picketing or work stoppage by, or any lockout of, employees of the Company or any of its Subsidiaries pending, or to the Company's knowledge, threatened, against or involving the Company or any of its Subsidiaries, and (v) there is no significant active arbitration under any collective bargaining agreement involving the Company or any of its Subsidiaries regarding the employer's right to move work from one location or entity to another, or to consolidate work locations, or involving other similar restrictions on business operations.

(b) No Employee is on long-term disability leave, extended absence or receiving benefits pursuant to the Workplace Safety and Insurance Act (Ontario). Neither the Company nor any of its Canadian Subsidiaries is a party to or bound by any statutorily required re-employment of any Employee. All current assessments under the Workplace Safety and Insurance Act (Ontario) in relation to the Company and its Canadian Subsidiaries have been paid or accrued and neither the Company nor any of its Canadian Subsidiaries have been subject to any special or penalty assessment under such legislation which has not been paid.

2.19     Environmental Matters.

(a) In all material respects, the Company and each of the Subsidiaries is in compliance with all applicable Environmental Laws and neither the Company nor any of the Subsidiaries has received any written or, to the Company's knowledge, oral, communication from any person or Governmental Entity that alleges that the Company or any of the Subsidiaries is not, in all material respects, in compliance with applicable Environmental Laws except as set forth on the Company Schedule.

(b) The Company and each of the Subsidiaries has obtained or has applied for all material authorizations and permits required under any applicable Environmental Laws ("Environmental Permits") necessary for the construction of their facilities or the conduct of their operations, and all such material Environmental Permits are effective or, where applicable, a renewal application has been timely filed and is pending agency approval, and the Company and the Subsidiaries are in material compliance with all terms and conditions of the Environmental Permits. Neither the Company nor any of the Subsidiaries has knowledge (without independent review or audit) of any past or present events, conditions, circumstances, activities, practices, incidents, actions or plans that may interfere with, or prevent, future continued material compliance on the part of the Company or any of the Subsidiaries with the material Environmental
Permits. Neither the Company nor any of the Subsidiaries has knowledge of matters or conditions that would preclude reissuance or transfer (to the extent transferable) of any material Environmental Permit, including amendment of such instrument, to Parent or one of its Subsidiaries where such action is necessary to maintain compliance with Environmental Laws in all material respects.

(c) There is no material Environmental Claim (as defined below) pending or, to the knowledge of the Company, threatened (i) against the Company or any of the Subsidiaries, (ii) against any person or entity whose liability for any Environmental Claim the Company or any of the Subsidiaries has or may have retained or assumed either contractually or by operation of law, or (iii) against any real or personal property or operations which the Company or any of the Subsidiaries owns, leases or manages, in whole or in part.

(d) The Company has no knowledge of any reportable Releases of any Hazardous Material in contravention of any Environmental Law that would be reasonably likely to form the basis of any material Environmental Claim against the Company or any of the Subsidiaries, or against any person or entity whose liability for any material Environmental Claim the Company or any of the Subsidiaries has or may have retained or assumed either contractually or by operation of law.

(e) Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any owner of premises leased or operated by the Company or any of its Subsidiaries has filed any notice with respect to such premises under federal, state, local or foreign law indicating past or present treatment, storage or disposal of Hazardous Materials, as regulated under 40 C.F.R. Parts 264-267 or any state, local or foreign equivalent or is engaging or has engaged in business operations involving the generation, transportation, treatment, recycle or disposal of any waste regulated under Environmental Laws pertaining to radioactive materials or the nuclear power industry, including, without limitation, requirements of Volume 10 of the Code of Federal Regulations.

(f) None of the properties owned, leased or operated by the Company, the Subsidiaries or, to the knowledge of the Company, any predecessor thereof are now or were in the past, listed on the National Priorities list of Superfund Sites, the CERCLIS Information System, or any other comparable state or local environmental database.

(g)      As used in this Section 2.19:

(i) "Environmental Claim" means any and all written orders, administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation (written or oral) by any person or entity (including any federal, state, local or foreign Governmental Entity having jurisdiction over the Company or the Subsidiaries) alleging potential liability of the Company or the Subsidiaries (including, without limitation, potential responsibility for or liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (A) the presence, or Release or threatened Release into the environment, of any Hazardous Materials at any Company location or Company riverboat, whether or not owned, operated, leased or managed by the Company or any of the Subsidiaries (including but not limited to obligations to clean up contamination resulting from leaking underground storage tanks); or (B) circumstances forming the basis of any violation by the Company or the Subsidiaries of any Environmental Law; or
     (C) any and all claims by any third party against the Company or the Subsidiaries seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials.

(ii) "Environmental Laws" means all applicable foreign, federal, state and local laws (including the common law), rules, ------------------ requirements and regulations relating to pollution, the environment (including, without limitation, ambient air, rivers, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the environment including, without limitation, laws and regulations relating to Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials and the protection of rivers and other water bodies (including, without limitation, the federal Oil Pollution Act of 1990, the Clean Water Act, the Rivers and Harbors Act, the Clean Air Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Solid Waste Disposal Act and the Resource Conservation and Recovery Act).

(iii)"Hazardous  Materials"  means  (A)  any  petroleum  or any  by-products  or fractions thereof, asbestos in any form that is or could ------------------- become friable, urea formaldehyde foam insulation, any form of natural gas, explosives, and polychlorinated biphenyls; (B) any chemicals, materials or substances, whether waste materials, raw materials or finished products, which are now defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous substances," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "pollutants," "contaminants" or words of similar import under any Environmental Law; and
     (C) any other chemical, material or substance, whether waste materials, raw materials or finished products, regulated or forming the basis of liability under any Environmental Law in a jurisdiction in which the Company or any of the Subsidiaries operates.

(iv) "Release" means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including, without limitation, ambient air, atmosphere, soil, surface water, groundwater or property).

2.20 Intellectual Property. Except as set forth on the Company Schedule, the Company and each of its Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use, all material patents, trademarks, trade names, service marks, copyrights, industrial designs and any applications and registrations therefor, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or materials that are used in its or any of its Subsidiaries' businesses as currently conducted, and all patents, trademarks, trade names, service marks and copyrights and registrations for industrial designs held by it or its Subsidiaries are valid and subsisting. The Company and its Subsidiaries are not, nor will any of them be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which it or any of its Subsidiaries is a party and pursuant to which it or any Subsidiary is authorized to use any third-party patents, trademarks, service marks and copyrights ("Third-Party Intellectual Property Right"). To the Company's knowledge, no claims as of the date hereof with respect to (a) the patents, registered and material unregistered trademarks and service marks, registered copyrights, trade names, industrial designs and any applications therefor owned by it or any of its Subsidiaries (the "Owned Intellectual Property Rights"), (b) any trade secrets material to it or (c) Third-Party Intellectual Property Rights, are currently pending or, threatened by any person or entity. Neither the Company nor any of its Subsidiaries have licensed any of the owned Intellectual Property to any third party. To the Company's knowledge, there is no unauthorized use, infringement or misappropriation of any of the Owned Intellectual Property Rights by any third party, including by any of its or any of its Subsidiaries' employees or former employees.

2.21 Brokers and Finders. Neither the Company nor any Subsidiary nor any of their respective officers, directors or employees has employed any broker, finder or consultant or incurred any liability for any brokerage fees, commissions, finder's or consulting fees in connection with the transactions contemplated herein.

2.22 Adequacy of Disclosure. The Company has made available to Parent copies of all documents listed or referred to in the Company Schedule hereto or referred to herein. Such copies are, and all documents and materials delivered or made available in connection with Parent's investigation of the Company in connection with the transactions contemplated hereby are, true and complete in all material respects and include all amendments, supplements and modifications thereto or waivers currently in effect thereunder. No representation or warranty by the

Company in this Agreement nor any certificate, schedule, statement, document or instrument furnished or to be furnished to Parent pursuant hereto, or in connection with the negotiation, execution or performance of this Agreement (excluding all reports, studies and materials prepared by persons other than the Company or its officers, directors, employees or agents), contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading. There is no fact known to the Company that has specific application to the Company (other than general economic or industry conditions) and that materially adversely affects or, as far as the Company can reasonably foresee, materially threatens, the business, operations, assets, properties, prospects or condition (financial or otherwise) of the Company and its Subsidiaries that has not been set forth in this Agreement or the Company Schedule.

3.       REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

         Parent and Merger Sub each represents and warrants to the Company as follows:

3.1 Organization and Powers. Parent is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Each of Parent and the Merger Sub has all requisite corporate power and authority to carry on its business as it has been and is now being conducted and to own, lease and operate the properties and assets used in connection therewith.

3.2 Authority; Binding Effect. Parent has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. All necessary action, corporate or otherwise, required to have been taken by or on behalf of it by applicable law, its charter document or otherwise to authorize (i) the approval, execution and delivery on its behalf of this Agreement and (ii) its performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby has been taken. This Agreement constitutes Parent's valid and binding agreement, enforceable against it in accordance with its terms, except (A) as the same may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors' rights, including, without limitation, the effect of statutory or other laws regarding fraudulent conveyances and preferential transfers, and (B) for the limitations imposed by general principles of equity.

3.3 No Conflict; Approvals. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, (i) violate or conflict with the Parent's or Merger Sub's charter or bylaws or (ii) constitute a breach or default (or an event that with notice or lapse of time or both would become a breach or default) or give rise to any lien, third party right of termination, cancellation, material modification or acceleration, or loss of any benefit, under any contract to which the Parent or any subsidiary is a party or by which it is bound.

3.4 Brokers and Finders. Neither the Parent nor any of its respective officers, directors or employees has employed any broker, finder or consultant or incurred any liability for any brokerage fees, commissions, finder's or consulting fees in connection with the transactions contemplated herein, except that the Parent has employed The Fort Hill Group as its financial advisor.

3.5 Licensing. Parent does not know of any facts which, if known to the Louisiana or Ontario gaming regulatory authorities, could reasonably be expected to disqualify Parent or Licensed Person (as herein defined) from obtaining a gaming license in Louisiana or from being authorized to operate Casino Rama or which would materially delay the issuance to Parent of a gaming license in Louisiana or authorization to operate Casino Rama.

4.       OTHER AGREEMENTS

4.1 Conduct of the Company's Business. Exhibit D attached hereto sets forth a list of the subsidiaries of the Company and other assets which the Company intends to divest prior to the Closing (the "Divestiture Entities") and the subsidiaries of the Company which will remain owned directly or indirectly by the Company as of the Closing (the Company and such remaining Subsidiaries referred to herein as the "Retained Entities"). The Company covenants and agrees that, between the date of this Agreement and the Effective Time, unless Parent shall otherwise consent in writing, and except as otherwise expressly contemplated hereby or described on Exhibit D, the business of the Retained Entities shall be conducted only in, and such entities shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Retained Entities will use their commercially reasonable efforts to preserve substantially intact the business organization of the Retained Entities, to keep available the services of those of its present officers, employees and consultants that are integral to the operation of its business as presently conducted and to preserve the present relationships of the Retained Entities with customers, suppliers and other persons with which the Retained Entities have significant business relations. By way of amplification and not limitation, except as otherwise expressly contemplated by this Agreement, the Company agrees on behalf of itself and the Retained Entities that, without the prior written consent of Parent, they will, between the date of this Agreement and the Effective Time:

(a) not directly or indirectly do any of the following: (i) amend or propose to amend its Articles of Incorporation or Bylaws; (ii) split, combine or reclassify any outstanding shares of its capital stock, or declare, set aside or pay any dividend payable in cash, stock, property or otherwise with respect to such
shares,   except  as  contemplated  by  Section  1.7  hereof;  (iii)  except  as contemplated by Sections 5.3 and 1.7 hereof and as set forth on Exhibit D, redeem, purchase, acquire or offer to acquire any shares of its capital stock;
(iv) issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or securities convertible or exchangeable for, or any options, warrants or rights of any kind to acquire any shares of, its capital stock of any class or other property or assets whether pursuant to any rights agreement, stock option plans described in the Company Schedule or otherwise, provided that the Company may issue shares of Company Common Stock pursuant to currently outstanding options referred to in the Company Schedule in response to Section 2.3 above; or (v) enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this paragraph (a);

(b) not, directly or indirectly (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership, limited liability company or other business organization or division thereof or make any equity investments therein; (ii) issue, sell, pledge, dispose of or encumber any assets (including, without limitation, licenses, Authorizations or rights), other than Divestiture Entities, or enter into any securitization transactions; (iii) incur any indebtedness for borrowed money or issue any debt securities exceeding $250,000 in the aggregate, (iv) make any commitments or agreements for capital expenditures or capital additions or betterments exceeding in the aggregate $250,000 except such as may be involved in ordinary repair, maintenance or replacement of its assets; (v) enter into, amend or modify any material contract, lease or agreement, including, without limitation, any gaming management agreement; (vi) terminate, modify, assign, waive, release or relinquish any material contract rights or amend any material rights or claims not in the ordinary course of business or except as expressly provided herein; or (vii) enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this paragraph (b);

(c) not, directly or indirectly (i) revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable, other than in the ordinary course of business pursuant to arm's length transactions on commercially reasonable terms, (ii ) make any material change to their respective accounting methods, principles or practices, or (iii) settle or compromise any Tax liability, or prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods;

(d) not, directly or indirectly, (i) grant any increase in the salary or other compensation of its employees except in the ordinary course of business and consistent with past practice or grant any bonus to any employee or enter into any employment agreement or make any loan to or enter into any material transaction of any other nature with any officer or employee of the Company;
(ii) take any action to institute any new severance or termination pay practices with respect to any directors, officers or employees of the Company or to increase the benefits payable under its severance or termination pay practices;
(iii) adopt or amend, in any respect, except as may be required by applicable law or regulation, any bonus, profit sharing, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund, plan or arrangement for the benefit or welfare of any directors, officers or employees;

(e) not, directly or indirectly, take any action which would cause its representations and warranties contained herein to become inaccurate in any material respect; and

(f) not, directly or indirectly, take (and will use reasonable efforts to prevent any affiliate of the Company from taking) or agree in writing or otherwise to take, (i) any of the actions described in this Section 4.l, (ii) any action which would make any of the Company's representations or warranties in this Agreement, if made on and as of the date of such action or agreement, untrue or incorrect in any material respect or (iii) any action which could prevent it from performing, or cause it not to perform, its obligations under this Agreement.

4.2 Access to Information. Between the date of this Agreement and the Closing Date, the Company will (a) give Parent and its authorized representatives reasonable access, during regular business hours upon reasonable notice, to all offices, warehouses and other facilities and to all of its books and records,
(b) permit Parent to make such reasonable inspections as it may require, and (c) cause its officers and those of its Subsidiaries to furnish Parent with such financial and operating data and other information with respect to the business and properties of the Company, as are normally prepared for management or as Parent may, from time to time, reasonably request from the officers of the Company and as the Company may have on hand or be able to produce without hardship.

4.3      Shareholders' Meeting; Shareholders' Agreements.

(a) As promptly as practicable after the date hereof, the Company shall take all action necessary in accordance with the FBCA and its Articles of Incorporation and Bylaws to call, give notice of, convene and hold the Shareholders Meeting as promptly as practicable (unless such date shall be delayed due to circumstances reasonably beyond the control of the parties) to consider and vote upon the approval and adoption of this Agreement and the transactions contemplated hereby and for such other purposes as may be necessary or desirable or by written consent.

(b) Each of the Shareholders hereby irrevocably agrees to vote in favor of adoption of this Agreement and the transactions contemplated hereby and against approval of any other recapitalization, merger, business combination, sale of substantial assets or similar transaction involving the Company (except for the Merger).

(c) Each Shareholder agrees not to sell, transfer, assign or otherwise dispose of any of the Shareholder's shares of Company Common Stock until the earlier of the Effective Time or the date of termination of this Agreement.

(d) Each of the Shareholders agrees to cooperate with Parent and the Company to seek the Regulatory Approvals and the successful consummation of the Merger. Each Shareholder hereby agrees not to cause or permit the Company to take any action that would cause or could reasonably be expected to tend to cause the conditions of the obligations of the parties to the Merger not to be true, including, without limitation, taking or causing any action to be taken that could cause the representations and warranties of the Company not to be true and complete as of the Closing Date.

(e) Each Shareholder understands and agrees that the Shareholder's covenants and undertakings contained in this Section 4.3 are uniquely related to the desire of the parties to consummate the Merger, that the Merger is a unique business opportunity for Parent and that, although monetary damages may be available for the breach of such covenants and undertakings, monetary damages would be an inadequate remedy therefor. Accordingly, each Shareholder agrees that Parent shall be entitled to obtain specific performance by such Shareholder of every covenant and undertaking contained in this Section 4.3 to be performed by such Shareholder.

4.4 Public Announcements. No party hereto shall make any public announcements or otherwise communicate with any news media with respect to this Agreement or any of the transactions contemplated hereby without prior consultation with the other parties as to the timing and contents of any such announcement as may be reasonable under the circumstances; provided, that nothing contained herein shall prevent any party from promptly making all filings with Governmental Entities and all disclosure as may, in its good faith judgment, be required or advisable in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (in which case the disclosing party shall advise the other party and provide it with a copy of the proposed disclosure or filing - excepting disclosures or filings made by Parent officers and directors - prior to making the disclosure or filing).

4.5 Notification. Each party hereto shall, in the event of, or promptly after obtaining knowledge of the occurrence or threatened occurrence of, any fact or circumstance that would cause or constitute a breach of any of its representations and warranties set forth herein, give notice thereof to the other parties and shall use its best efforts to prevent or promptly to remedy such breach; provided, however, that none of such notices shall be deemed to modify, amend or supplement the representations and warranties of the such party or the disclosure schedules of such party for the purposes of Section 5 hereof, unless the other party shall have consented thereto in writing.

4.6      Regulatory and Other Authorizations.

(a) Parent agrees to file an application for the appropriate gaming license in Louisiana and to file the appropriate disclosure form in Ontario within 30 days of the date of this Agreement. Parent shall cause all of Parent's shareholders, officers, directors and/or others who are required to make any filings in connection with such applications ("Licensed Persons") to file such filings within 60 days of the date of this Agreement. Parent agrees to use all reasonable efforts to obtain the Consents and to cause the Licensed Persons to cooperate with the Gaming Authorities, to provide information requested and to be available for interviews with the Gaming Authorities, if requested. The

Company and the Shareholders agree to cooperate with Parent and to use commercially reasonable efforts to assist Parent in obtaining all Consents. Parent shall allow the Company and its counsel to make inquiry of the Gaming Authorities as to the status of Parent's licensing and approval process and, upon the Company's request, shall provide documentation to that effect to the Gaming Authorities. Parent will notify the Company promptly upon the receipt of comments or requests from the Gaming Authorities and, on a regular basis, keep the Company apprised of the status of the approval process. Parent will promptly notify the Company if it receives any communication from the Gaming Authorities indicating that approval will not be given.

(b) The parties agree that, to the extent necessary to obtain the required consents and approvals of the Ontario Commission, the Ontario Corporation and the Rama Nation, Parent will cause current officers and directors of the Company or Company subsidiaries, as appropriate, to remain in office.

(c) If required, the Company and Parent shall each make an appropriate filing of a Notification and Report Form pursuant to the HSR Act no later than 20 days after the date hereof and shall promptly respond to any request for additional information with respect thereto. Each such filing shall request early termination of the waiting period imposed by the HSR Act.

(d) Notwithstanding anything else to the contrary contained in this Agreement, and except for the dispositions of the assets and properties described in
Section 5.3(i), Parent shall have no obligation to oppose, challenge or appeal any suit action or proceeding by any Governmental Entity before any court or governmental authority, agency or tribunal, domestic or foreign or any order or ruling by any such body (i) seeking to restrain or prohibit or restraining or prohibiting the consummation of the Merger or any of the other transactions contemplated by this Agreement, (ii) seeking to prohibit or limit or prohibiting or limiting the ownership, operation or control by the Company, Parent or any of their respective subsidiaries of any portion of the business or assets of the Company, Parent or any of their respective subsidiaries or seeking to compel or compelling the Company, Parent or any of their respective subsidiaries to dispose of, grant rights in respect of, or hold separate any portion of the business or assets of the Company, Parent or any of their respective subsidiaries or (iii) proposing to revoke any Authorization. Neither the Company nor any of its subsidiaries shall take or agree to take any of the actions described in the immediately preceding sentence without the prior written consent of Parent.

4.7 Indemnification of Directors and Officers. For a period of three years after the Effective Time, Parent shall cause the Company as the Surviving Corporation
(a) to maintain in effect the current provisions regarding indemnification of officers and directors contained in the Articles of Incorporation and Bylaws of the Company, and (b) to indemnify the directors and officers of the Company to the full extent to which the Company is permitted to indemnify such officers and directors under its Articles of Incorporation and Bylaws and applicable law. Parent shall provide each individual who served as a director or officer of the Company at any time prior to the Effective Time with liability insurance for a period of two years after the Effective Time no less favorable in coverage and amount than any applicable insurance in effect immediately prior to the Effective Time; provided, however, that Parent shall not be obligated to provide such coverage to the extent that the cost of such coverage exceeds 125% of the cost of such coverage immediately prior to the Effective Time.

4.8 No Solicitation. Without the prior written consent of Parent, from and after the date hereof, the Company will not, and will not authorize or permit any of the Subsidiaries or their officers, directors, employees, financial advisors, agents and other representatives ("Representatives") to, directly or indirectly,
(i) solicit, initiate or encourage (including by way of furnishing information) or take any other action to facilitate knowingly any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to an Acquisition Proposal (as defined herein) from any person, (ii) engage in any discussion or negotiations relating to any Acquisition Proposal or (iii) enter into any agreement with respect to, agree to, approve or recommend any Acquisition Proposal. The Company shall immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted heretofore by the Company with respect to any Acquisition Proposal. As used herein, "Acquisition Proposal" shall mean a proposal or offer for a tender or exchange offer, merger, consolidation or other business combination involving the Company or any Subsidiary of the Company or any proposal to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, the Company or any Subsidiary thereof.

4.9 Baton Rouge Property. No Shareholder or any entity under the control of any Shareholder shall hereafter acquire any real property related to the casino, hotel or hospitality businesses in or around Baton Rouge, Louisiana, which is within five miles of the dock of the casino boat operated by LCCI, without the prior written consent of Parent which may be reasonably or unreasonably withheld at Parent's sole option. Parent consents to the purchase by LCCI of the real property as described on Section 4.9 of the Company Schedule (the "Baton Rouge Property") for a purchase price not to exceed $9,000,000. In the event any Shareholder or such entity owns or hereafter acquires any such property for a price equal to or less than $9,000,000, such Shareholder agrees, upon notice by Parent or LCCI given at any time within one year after the Closing Date, to sell, transfer and convey (or cause such entity under his control to sell, transfer and convey) such real property to Parent or LCCI, as the case may be, free and clear of any mortgages, liens or security interests, in consideration of the payment of an amount equal to the purchase price paid by Shareholder for the real property plus the amount of real property taxes, interest and the interest value of the equity, if any, actually paid by such Shareholder or entity with respect to such real property.

4.10 Financing. Parent will use commercially reasonable efforts to enter into definitive agreements providing for the financing of the Merger. Parent shall periodically report to the Company on the status of such agreements and shall notify the Company of material developments relating thereto. Parent will promptly notify the Company of any indication that such financing will not be obtainable.

4.11 Technical Services. From the date of this Agreement until the Closing, the Company will, upon request, provide reasonable technical services and advice to the Parent with respect to the Parent's other gaming operations.

4.12 Financial Statements. Within 45 days after the date of this Agreement, the Company will deliver to the Parent the opinion of the Company's Auditors with respect to the November 30, 1999 financial statements of the Gaming Business. Within 30 days of the date of this Agreement, the Company will furnish to Parent unaudited financial statements of the Gaming Business at and for the three-month period ended May 31, 2000. Until the Closing occurs, the Company will furnish to the Parent, within 30 days after the end of each fiscal quarter, unaudited financial statements of the Gaming Business for each fiscal quarter ending after the date of this Agreement and, within 120 days after the fiscal year end, audited financial statements at and for the year ended November 30, 2000. In addition, the Company will furnish current financial statements of the Gaming Business when required by Parent in connection with financings.

4.13 Employment Agreement. The Parent shall negotiate in good faith with W. Peter Temling to reach an agreement on salary of not less than that currently offered to him by the Company and for benefits no more than nor less than those offered by the Parent to its employees.

5.       CONDITIONS TO CLOSING

5.1 Conditions to the Obligations of the Company and Parent and Merger Sub. The respective obligations of the Company, on the one hand, and Parent and Merger Sub, on the other hand, to consummate the transactions contemplated hereby are subject to the requirements that:

(a) Shareholder Approval. This Agreement shall have been approved and adopted by the requisite vote of the shareholders of the Company in accordance with the FBCA and the Articles of Incorporation of the Company.

(b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition shall have been issued and be in effect (i) restraining or prohibiting the consummation of the Merger or any of the transactions contemplated hereby or
(ii) prohibiting or limiting the ownership, operation or control by the Company,

Parent or any of their respective subsidiaries of any portion of the business or assets of the Company, Parent or any of their respective subsidiaries, or compelling the Company, Parent or any of their respective subsidiaries to dispose of, grant rights in respect of, or hold separate any portion of the business or assets of the Company, Parent or any of their respective subsidiaries; nor shall any action have been taken by a Governmental Entity or any federal, state or foreign statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any Governmental Entity or arbitrator, which is in effect and has the effect of making the Merger illegal or otherwise prohibiting the consummation of the Merger.

(c) HSR Act. Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

5.2 Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated hereby are subject to the further requirements that:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of the Closing Date and at the Closing Parent shall have delivered to the Company a certificate to that effect.

(b) Performance of Obligations. Each of the obligations of Parent and the Merger Sub to be performed on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed in all material respects on or before the Closing Date and at the Closing Parent shall have delivered to the Company a certificate to that effect.

5.3 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the transactions contemplated hereby are subject to the further requirements that:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of the Closing Date and at the Closing the Company shall have delivered to Parent a certificate to that effect.

(b) Performance of Obligations. Each of the obligations of the Company to be performed on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed in all material respects on or before the Closing Date and at the Closing the Company shall have delivered to Parent a certificate to that effect.

(c) Absence of Material Adverse Effect. No Material Adverse Effect shall have occurred.

(d) Consents. All authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any governmental body, agency or official, including from each of the Gaming Authorities (including the consents of the Ontario Corporation and the Rama Nation under the Development and Operating Agreement and a "comfort letter" from the Ontario Commission to the effect that the transactions contemplated by the Agreement will not affect the registration of CHC Casinos Canada Limited under the Gaming Control Act (Ontario)) and all applicable gaming and parimutual authorities in all jurisdictions other than Louisiana and Ontario (all of the foregoing, "Consents"), which are necessary for the consummation of the transactions contemplated hereby and the ownership and operation of the businesses of the Company and the Subsidiaries by the Parent, other than immaterial Consents the failure to obtain which would have no material adverse effect on the consummation of the transactions contemplated hereby (all such permits, approvals, filings and consents and the lapse of all such waiting periods being referred to as the "Requisite Regulatory Approvals") shall have been obtained and all such Requisite Regulatory Approvals shall be in full force and effect; provided, however, that a Requisite Regulatory Approval shall not be deemed to have been obtained if in connection with the grant thereof there shall have been an imposition by any state, provincial or federal governmental body, agency or official of any condition, requirement, restriction or change of regulation, or any other action directly or indirectly related to such grant taken by such governmental body, which would prevent Parent from realizing in all material respects the economic benefits of the transactions contemplated by this Agreement that Parent currently anticipates receiving therefrom.

(e)      LCCI Shares.

(i) Parent shall have entered into an agreement to acquire (on such terms and for such consideration as Parent deems appropriate in its sole discretion) all of the outstanding shares of common stock of LCCI not owned by the Company (the "Minority Shares"), except for the 4,550 shares referred to in Section 5.3(e)(ii), for an aggregate purchase price not to exceed $32,500,000.

(ii) The Company or LCCI shall have acquired and continue to own an additional 4,550 shares of LCCI common stock so that the LCCI shares owned by the Company, together with the LCCI shares to be acquired by Parent pursuant to the agreement referred to in Section 5.3(e)(i) hereof, shall constitute all of the issued and outstanding shares of LCCI common stock as of the Closing. Such acquisition may be effected by a reverse merger or reverse stock split.

(f) Consulting Agreements. Sherwood M. Weiser and Donald E. Lefton shall have entered into consulting agreements with Parent in the form attached hereto as Exhibit E and Exhibit F, respectively.

(g) Noncompetition Agreement. Thomas F. Hewitt (excluding as a result of his employment by Interstate Hotels Company) and Peter Sibley (except as a result of his employment by Driftwood Ventures) shall have entered into noncompetition agreements with the Company for a period of three years from the Closing Date.

(h) Divestitures. All of the Divestiture Entities shall have been sold or distributed by the Company or the relevant Subsidiary upon terms and conditions approved in advance in writing by Parent.

(i) Rama Agreement. The Development and Operating Agreement, as amended and extended, among the Ontario Lottery and Gaming Corporation, Chippewas of the Rama First Nation, CHC International, Inc., CHC Casinos Canada Ltd. and others, originally dated as of March 18, 1996, shall remain in full force and effect as amended and extended as of the date of this Agreement, shall not be in material default and shall not have been hereafter amended or modified without the prior written consent of Parent.

(j) Change in Control Waivers. The Company shall have obtained the waivers of the persons set forth on Section 5.3(k) of the Company Schedule and all other persons with agreements with the Company or any Retained Subsidiary providing for payments to them upon a change in control of the Company or any Retained Subsidiary or, if not obtained, the parties agree that such payments shall be deemed to be Special Payments.

(k) Conditions Satisfied. All of the Conditions shall have been fulfilled or satisfied or withdrawn by the Louisiana Gaming Control Board.

6.       TERMINATION, AMENDMENT AND WAIVER

6.1 Termination. This Agreement may be terminated (by written notice by the terminating party to the other party) and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

(a)      By mutual written consent of each of Parent and the Company;

(b) By either Parent or the Company if the Merger shall not have been consummated on or before 12 months from the date of this Agreement (unless extended by Parent and the Company for an additional 3 months pursuant to
Section 1.8) (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 6.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;

(c) By either Parent or the Company if a Governmental Entity or arbitrator shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties shall use their commercially reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable;

(d) By Parent if the Company shall have breached, or failed to comply with, in any material respect any of its obligations under this Agreement or any representation or warranty made by the Company shall have been incorrect in any material respect when made or shall have since ceased to be true and correct in any material respect, and such breach, failure or misrepresentation is not cured within 30 days after notice thereof and by the Company if the Parent shall have breached, or failed to comply with, in any material respect any of its obligations under this Agreement or any representation or warranty made by the Parent shall have been incorrect in any material respect when made or shall have since ceased to be true and correct in any material respect, and such breach, failure or misrepresentation is not cured within 30 days after notice thereof;

(e) By the Company if Parent's application to any of the Gaming Authorities is denied; or

(f) By the Company or Parent, if such party's conditions to its obligation to consummate the Merger contained in Section 5 hereof become impossible to fulfill prior to the Termination Date.

6.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 6.1, this Agreement shall forthwith become ineffective, and there shall be no liability or obligation on the part of any party hereto or its officers, directors or shareholders (except as otherwise provided in Section 1.8 hereof). Notwithstanding the foregoing sentence, (i) the provisions of this
Section 6 shall remain in full force and effect and survive any termination of this Agreement and (ii) each party shall remain liable for any damages arising from or relating to any willful breach of this Agreement or willful failure to perform its or his obligations hereunder.

6.3 Amendment. This Agreement may be amended by Parent and the Company pursuant to a writing adopted by action taken by Parent and the Company at any time before the Effective Time; provided, however, that, after approval of this Agreement by the shareholders of the Company, no amendment may be made which would alter or change the amount or kinds of consideration to be received by the holders of Company Common Stock upon consummation of the Merger or which would materially and adversely affect the holders of Company Common Stock. This Agreement may not be amended except by an instrument in writing signed by the Parties.

6.4 Waiver. At any time before the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party.

7.       INDEMNIFICATION

7.1 General Indemnification by the Shareholders. The Shareholders, jointly and severally, covenant and agree to indemnify, defend, protect and hold harmless Parent and the Surviving Corporation and their respective officers, directors, employees, shareholders, assigns, successors and affiliates (individually, an "Indemnified Party" and collectively, "Indemnified Parties") from, against and in respect of:

(a) all liabilities, losses, claims, damages, punitive damages, causes of action, lawsuits, administrative proceedings (including informal proceedings), investigations, audits, demands, assessments, adjustments, judgments, settlement payments, deficiencies, penalties, fines, interest (including interest from the date of such damages) and costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements of every kind, nature and description) (collectively, "Damages") suffered, sustained, incurred or paid by the Indemnified Parties in connection with, resulting from or arising out of, directly or indirectly:

(i) any breach of any representation or warranty of the Shareholders or the Company set forth in this Agreement or any Schedule, certificate or other document or instrument, delivered by or on behalf of the Shareholder or the Company in connection herewith;

(ii) any nonfulfillment of any covenant or agreement by the Shareholders or, prior to the Effective Time, the Company, under this Agreement or certificate or other document or instrument, delivered by or on behalf of the Shareholders or the Company in connection herewith;

(iii)    Damages relating to or resulting from the Divestiture Entities;

(iv) Damages relating to or resulting from the matter of Dorothy Surratt v. Louisiana Casino Cruises, Inc.; and

(v) Damages payable as a result of claims by Italian tax authorities for amounts payable by GBM Companies; and

(b) any and all Damages incident to any of the foregoing or to the enforcement of this Section 7.1.

7.2      Limitation and Expiration.  Notwithstanding the above:

(a) there shall be no liability for indemnification under Section 7.1 unless and solely to the extent that the aggregate amount of Damages exceeds $500,000 (the "Indemnification Threshold") at which time the Indemnifying Party (defined in
Section 7.3 below) shall be liable for all Damages from $250,001 and above;

(b) the aggregate amount of the Shareholders' liability under this Section 7 shall not exceed the $5,000,000, except for Damages arising out of breaches of the representations and warranties made in Sections 2.3, 2.15, 2.16, 2.17 and
2.19 and Damages relating to or resulting from the matter of Dorothy Surratt v. Louisiana Casino Cruises, Inc. (occurring on or about February 9, 1998) (other than any portion covered by insurance) and the Divestiture Entities, which shall not be subject to any such limitation as to amount;

(c) the indemnification obligations under this Section 7 shall terminate at the date that is the later of clause (i) or (ii) of this Section 7.2(c):

(i) (1) except as to representations, warranties, and covenants specified in clause (i)(2) of this Section 7.2(c), the third anniversary of the Closing Date, or

(2) with respect to representations and warranties contained in Sections 2.3 and 2.15 and the indemnification set forth in Section 7.1(a)(ii) or (iii), on the date that is six months after the expiration of the longest applicable federal, provincial or state statute of limitation (including extensions thereof); or

(ii) the final resolution of claims or demands pending as of the relevant dates described in clause (i) of this Section 7.2(c) (such claims referred to as "Pending Claims").

7.3 Indemnification Procedures. All claims or demands for indemnification under this Section 7 ("Claims") shall be asserted and resolved as follows:

(a) In the event that any Indemnified Party has a Claim against any party obligated to provide indemnification pursuant to Section 7.1 hereof (the "Indemnifying Party") which does not involve a Claim being asserted against or sought to be collected by a third party, the Indemnified Party shall with reasonable promptness notify the Shareholders of such Claim, specifying the nature of such Claim and the amount or the estimated amount thereof to the extent then feasible (the "Claim Notice"). If the Shareholders do not notify the Indemnified Party within thirty days after the date of delivery of the Claim Notice that the Indemnifying Party disputes such Claim, with a detailed statement of the basis of such position, the amount of such Claim shall be conclusively deemed a liability of the Indemnifying Party hereunder. In case an objection is made in writing in accordance with this Section 7.3(a), the Indemnified Party shall respond in a written statement to the objection within thirty days and, for sixty days thereafter, attempt in good faith to agree upon the rights of the respective parties with respect to each of such Claims (and, if the parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties).

(b) (i) In the event that any Claim for which the Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against an Indemnified
Party by a third party (a "Third-Party Claim"), the Indemnified Party shall deliver a Claim Notice to the Shareholders. The Shareholders shall have thirty days from the date of delivery of the Claim Notice to notify the Indemnified Party (A) whether the Indemnifying Party disputes liability to the Indemnified Party hereunder with respect to the Third-Party Claim, and, if so, the basis for such a dispute, and (B) if such party does not dispute liability, whether or not the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend against the Third-Party Claim, provided that the Indemnified Party is hereby authorized (but not obligated) to file any motion, answer or other pleading and to take any other action which the Indemnified Party shall deem necessary or appropriate to protect the Indemnified Party's interests.

(ii) In the event that the Shareholders timely notify the Indemnified Party that the Indemnifying Party does not dispute the Indemnifying Party's obligation to indemnify with respect to the Third-Party Claim, the Indemnifying Party shall defend the Indemnified Party against such Third-Party Claim by appropriate proceedings, provided that, unless the Indemnified Party otherwise agrees in writing, the Indemnifying Party may not settle any Third-Party Claim (in whole or in part) if such settlement does not include a complete and unconditional release of the Indemnified Party. If the Indemnified Party desires to participate in, but not control, any such defense or settlement the Indemnified Party may do so at its sole cost and expense. If the Indemnifying Party elects not to defend the Indemnified Party against a Third-Party Claim, whether by failure of such party to give the Indemnified Party timely notice as provided herein or otherwise, then the Indemnified Party, without waiving any rights against such party, may settle or defend against such Third-Party Claim in the Indemnified Party's sole discretion and the Indemnified Party shall be entitled to recover from the Indemnifying Party the amount of any settlement or judgment and, on an ongoing basis, all indemnifiable costs and expenses of the Indemnified Party with respect thereto, including interest from the date such costs and expenses were incurred.

(iii)If at any time, in the reasonable opinion of the Indemnified Party, notice of which shall be given in writing to the Shareholders, any Third-Party Claim seeks material prospective relief which could have an adverse effect on any Indemnified Party or the Surviving Corporation or any subsidiary, the Indemnified Party shall have the right to control or assume (as the case may be) the defense of any such Third-Party Claim and the amount of any judgment or settlement and the reasonable costs and expenses of defense shall be included as part of the indemnification obligations of the Indemnifying Party hereunder. If the Indemnified Party elects to exercise such right, the Indemnifying Party shall have the right to participate in, but not control, the defense of such Third-Party Claim at the sole cost and expense of the Indemnifying Party.

(c) Nothing herein shall be deemed to prevent the Indemnified Party from making a Claim, and an Indemnified Party may make a Claim hereunder, for potential or contingent Damages provided the Claim Notice sets forth the specific basis for any such potential or contingent claim or demand to the extent then feasible and the Indemnified Party has reasonable grounds to believe that such Claim may be made.

(d) Subject to the provisions of Section 7.2, the Indemnified Party's failure to give reasonably prompt notice as required by this Section 7.3 of any actual, threatened or possible claim or demand which may give rise to a right of indemnification hereunder shall not relieve the Indemnifying Party of any liability which the Indemnifying Party may have to the Indemnified Party unless the failure to give such notice materially and adversely prejudiced the Indemnifying Party.

(e) The parties will make appropriate adjustments for any Tax benefits, Tax detriments or insurance proceeds in determining the amount of any indemnification obligation under this Section 7, provided that no Indemnified Party shall be obligated to continue pursuing any payment pursuant to the terms of any insurance policy.

(f) In the event of a  Shareholder's  failure to pay any  amounts due under this
Section 7, Parent and the Company shall have the right to offset amounts payable to the Shareholder under any of the Consulting Agreements referred to in Sections 5.3(g) after obtaining a judgment against the Company with respect to such amounts due.

7.4 Survival of Representations Warranties and Covenants. All representations, warranties and covenants made by the Company and the Shareholders in or pursuant to this Agreement or in any document delivered pursuant hereto shall be deemed to have been made on the date of this Agreement (except as otherwise provided herein) and, if a Closing occurs, as of the Closing Date. The representations of the Company and the Shareholder will survive the Closing and will remain in effect until, and will expire upon, the termination of the indemnification obligations as provided in Section 7.2.

7.5 Remedies Cumulative. The remedies set forth in this Section 7 are cumulative and shall not be construed to restrict or otherwise affect any other remedies that may be available to the Indemnified Parties under any other agreement or pursuant to statutory or common law.

8.       NON-DISCLOSURE, NON-SOLICITATION aND NON-COMPETITION COVENANTS

         In consideration of Parent entering into this Agreement and effecting the Merger, each Shareholder agrees to each of the following covenants.

8.1 Non-Disclosure. Shareholder agrees to (i) hold all trade secrets, business plans and other confidential or proprietary information of the Company and the Retained Subsidiaries in trust and confidence for the Company and shall not use or disclose any such information to any person under any circumstances and (ii) be liable for damages incurred by the Company or Parent as a result of disclosure of any such information by Shareholder (without the prior written consent of Parent) for any purpose at any time after the date hereof. Notwithstanding the foregoing, Shareholder may disclose any such information to the extent such disclosure is compelled by applicable law or to the extent such information becomes publicly available other than by unauthorized disclosure by Shareholder.

8.2 Non-Solicitation. From the date hereof through the third anniversary date after the Closing, Shareholder agrees not, directly or indirectly, on behalf of any corporation or other entity, to aid or endeavor to solicit, induce or recommend any employees of the Company or any Retained Subsidiary to leave their employment with the Company or any Retained Subsidiary.

8.3 Non-Competition. Each Shareholder agrees that from the date of Closing through the third anniversary of the Closing, such Shareholder will not engage, directly or indirectly, in any aspect of the gaming business (including, without limitation, casino, lottery, charitable and North American Indian gaming and thoroughbred, harness or dog racetrack gaming), whether riverboat based, land based or otherwise, located within or on vessels departing from North America, including Central America, South America or the Caribbean (the "Business"), whether as partner, director, employee, agent, consultant or otherwise; provided that each Shareholder may continue to hold existing positions on the boards of directors of, and equity interests in, Carnival Corporation, Wyndham International and Interstate Hotels Corporation and may hold shares constituting less than 1% of the outstanding shares of a publicly traded company in the Business.

8.4 Covenants Not Exclusive. Shareholder agrees that the covenants set forth in this Section 8 are in addition to any rights Parent may have in law or at equity.

8.5 No Adequate Remedy at Law. Shareholder acknowledges and agrees that it may be impossible to measure in money the damages which Parent will suffer in the event Shareholder breaches any of the covenants in this Section 8. Therefore, if Parent shall institute any action or proceeding to enforce the provisions hereof, Shareholder hereby waives and agrees not to assert in any such action or proceeding the claim or defense that Parent has an adequate remedy at law. The foregoing shall not prejudice the right of Parent to require Shareholder to account for and pay over to Parent the compensation, profits, monies, accruals or other benefits derived or received by Shareholder as a result of any transaction constituting a breach of the covenants set forth in this Section 8.

9.       MISCELLANEOUS

9.1 Final Tax Returns. Within 150 days after Closing, the Company shall cause its independent accountants to prepare, certify and timely file all Tax Returns for the Company and the Retained Subsidiaries for all taxable periods ending as of the Closing Date.

9.2 Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

9.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by telecopy or by overnight courier service to the respective parties as follows:

                  if to Parent or Merger Sub, to:

                           Penn National Gaming, Inc.
                           825 Berkshire Boulevard
                           Wyomissing, Pennsylvania  19610
                          Attention:   Joseph A. Lashinger, Jr., General Counsel
                           Facsimile:   610-373-4966

                  with a copy to:

                           Morgan, Lewis & Bockius LLP
                           5300 First Union Financial Center
                           200 South Biscayne Boulevard
                           Miami, Florida  33131-2339
                           Attention:   John S. Fletcher, Esq.
                           Facsimile:   305-579-0321

                  if to the Company or the Shareholders, to:

                           CRC Holdings, Inc.
                           3250 Mary Street, 5th Floor
                           Miami, Florida  33133
                           Attention:  Sherwood M. Weiser, Chairman of the Board
                           Facsimile:   305-445-4255
                  with a copy to:

                       Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A.
                           150 West Flagler Street
                           Miami, Florida  33130
                           Attention:   Richard E. Schatz, Esq.
                           Facsimile:   305-789-3395

or to such other address as the party to whom notice is given may have previously furnished to the others in writing in the manner set forth above. Any notice or communication delivered in person shall be deemed effective on delivery. Any notice or communication sent by telecopy shall be deemed effective on the first business day at the place of which such notice or communication is received following the day on which such notice or communication was sent. Any notice or communication sent by registered or certified mail shall be deemed effective on the fifth business day at the place from which such notice or communication was mailed following the day in which such notice or communication was mailed.

9.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto.

9.5 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

9.6 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person (including, without limitation, any employee of the Company or any Subsidiary) any rights or remedies of any nature whatsoever under or by reason of this Agreement.

9.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

9.8 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses except that Parent and the Company shall share equally the filing fees payable with respect to the required filings under the HSR Act.

9.9 Binding Effect; Assignment. This Agreement shall inure to the benefit of be binding upon the parties hereto and their respective legal representatives and successors. This Agreement may not be assigned by any party hereto, except that this Agreement may be assigned by Parent and Merger Sub with the prior consent of the Company (which consent shall not be unreasonably withheld).

9.10 Severability. If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such person or circumstance in any other jurisdiction or to other persons or circumstances in any jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable.

9.11 Legal Fees and Costs. If any party hereto institutes any action or proceeding, whether before a court or arbitrator, to enforce any provision of this Agreement, the prevailing party therein shall be entitled to received from the losing party reasonable attorneys' fees and costs incurred in such action or proceeding, whether or not such action or proceeding is prosecuted to judgment.

                            (SIGNATURE PAGE FOLLOWS)

         IN WITNESS WHEREOF, each of the parties has caused this Agreement and Plan of Merger to be executed on its behalf by its officers thereunto duly authorized on the day and year first above written.

       PENN NATIONAL GAMING, INC.

       By __/s/Robert S. Ippolito
       Name: Robert S. Ippolito
       Title: Secretary/Treasurer

       CRC HOLDINGS, INC.

       /s/Sherwood M. Weiser
       Sherwood M. Weiser

       CASINO HOLDINGS, INC.
       By __/s/Robert S. Ippolito
       Name: Robert S. Ippolito
       Title: Secretary/Treasurer


       SHAREHOLDERS:

       /s/Sherwood M. Weiser
       Sherwood M. Weiser

       /s/Donald E. Lefton
       Donald E. Lefton

                                    Exhibit A

                                                        [intentionally omitted]

                                    Exhibit B

                                                        [intentionally omitted]

                                    Exhibit C


                      CRC HOLDINGS, INC. - GAMING DIVISION
                                 BALANCE SHEET
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                        FEBRUARY 29, 2000
                                ASSETS                         (UNAUDITED)
Current Assets
        Cash and cash equivalents                               $21,445
        Trade accounts receivable, net of allowance for
          doubtful accounts of $305 and $274 at 2000 and 1999
          respectively                                            7,005
        Receivables                                               6,250
        Deferred income tax                                       1,481
        Other current assets                                      1,986
                                                                 ------
          Total current assets                                   38,167
                                                                 ------

        Property and equipment, net                              42,844
        Receivables, Net                                          4,375
        Goodwill, net                                             3,342
        Other assets                                              4,105
                                                                -------
          Total assets                                          $92,833
                                                                -------
                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
        Accounts payable                                        $ 4,330
        Due to affiliates and officers                              174
        Accrued expenses                                          9,152
        Current portion of long-term debt                         6,333
                                                                -------
          Total current liabilites                               19,989
                                                                -------
        Deferred compensation plan liability                      1,900
        Long-term debt                                           57,375
        Deferred income tax                                       4,064
        Other liabilites                                             59
                                                                 ------
          Total liabilites                                       83,387
                                                                 ------
        Commitments and contingencies
          Miniority interest                                        651
                                                                -------
        Stockholders' equity
          Common stock $.005 par value; 20,000 shares
          authorized; 10,742 shares issued and outstanding           54
          Additional paid-in capital                              7,481
          Retained earnings (accumulated deficit)                 1,254
          Cumulative translation adjustment                           6
            Total Stockholders' equity                            8,795
                                                                -------
          Total liabilities and stockholders' equity            $92,833
                                                                -------

                                   Exhibit C
CRC Holdings, Inc.
Consolidated Balance Sheet - Gaming
       February 29, 2000

                                      Camicon
                                CRC    Puerto                      CHC                   CHC
                           Holdings      Rico        CHC       Casinos           CHC    Peru
                                Inc.      Mgt    Casinos        Canada          Mass     Mgt                    CRC
                            Gamings     Assoc       Corp       Limited          Corp    Corp         LCCI   Entries    Consolidated
Assets
Current Assets
 Cash and cash equiva   $ 3,585,743   $     0   $      0    $  177,595      $      0  $    0  $17,682,094              $21,445,432
 Restricted cash                  0         0          0             0             0       0            0                        0
 Trade accts receivable
        net                  58,039         0          0     6,306,944             0       0      639,932                7,004,915
 Trade accts receivable
        affiliates,net            0         0          0             0             0       0            0                        0
 Intercompany receivable
        (payable)           620,092      (151)   743,214    (1,004,607)      (87,386)   (150)    (226,725)  (44,285)             2
 Notes receivable-affiliates
        and officers              0         0          0             0             0       0            0                        0
 Receivables                      0         0          0     6,250,000             0       0            0                6,250,000
 Prepaid expenses           133,249         0          0        28,005           456       0    1,174,319                1,336,029
 Inventories                      0         0          0        79,520             0       0      152,726                  232,246
 Deferred income tax        108,452         0          0             0             0       0    1,372,533                1,480,985
 Other current assets        (2,833)        0          0       143,967             0       0      276,567      (653)       417,048
                        ----------------------------------------------------------------------------------------------------------
   Total current assets   4,502,742      (151)   743,214    11,981,424       (86,930)   (150)  21,071,446   (44,938)    38,166,657
                        ----------------------------------------------------------------------------------------------------------
Restricted cash                   0         0          0       690,608             0       0            0                  690,608
Property and equip, net     314,338         0          0             0             0       0   42,529,348               42,843,686
Investments in and adv to
 affiliates              (2,405,010)        0     59,669             0             0       0            0 2,345,341              0
Receivables, net                  0         0          0     4,375,000             0       0            0                4,375,000
Receivables-affiliates and
 officers                   507,579         0          0             0             0       0            0                  507,579
Deferred charges, net             0         0          0       187,567             0       0      947,292                1,134,859
Assets designated for the
 deferred compensation plan       0         0          0             0             0       0            0                        0
Goodwill, net of accumulated
 amortization             3,342,115         0          0             0             0       0            0                3,342,115
Deferred income tax         684,398         0          0       260,583             0       0            0                  944,981
Other assets                 15,717         0          0             0             0       0      812,021                  827,738
                        ----------------------------------------------------------------------------------------------------------
 Total assets             6,961,879      (151)   802,883    17,495,182       (86,930)   (150)  65,360,107 2,300,403     92,833,223
                        ----------------------------------------------------------------------------------------------------------
Liabilities and Stockholders' Equity (Deficit)

Current Liabilities
 Accounts payable           190,400         0          0        24,631             0       0    4,114,884                4,329,915
 Due to affiliates and
  officers                  173,968         0          0             0             0       0            0                  173,968
 Deferred compensation plan
  liability                       0         0          0             0             0       0            0                        0
 Accrued interest                 0         0          0        87,252             0       0    1,457,500                1,544,752
 Accrued expenses           745,437         0          0     5,462,666             0       0    1,104,619   (44,938)     7,267,784
 Deferred income tax              0         0          0       339,964             0       0            0                  339,964
 Current portion of long-
  term debt                  83,059         0          0     6,250,000             0       0            0                6,333,059
                        -----------------------------------------------------------------------------------------------------------
 Total current liabilities1,192,864         0          0    12,164,513             0       0    6,677,003   (44,938)    19,989,442

Deferred compensation
  plan liability          1,900,122         0          0             0             0       0            0                1,900,122
Long-term debt                    0         0          0     4,375,000             0       0   53,000,000               57,375,000
Deferred income tax               0         0          0             0             0       0    4,064,146                4,064,146
Other liabilities            57,620         0          0             0             0       0            0                   57,620
Minority interests          651,441         0          0             0             0       0            0                  651,441
                        ----------------------------------------------------------------------------------------------------------
Total liabilities         3,802,047         0          0    16,539,513             0       0   63,741,149   (44,938)    84,037,771
                        ----------------------------------------------------------------------------------------------------------
Redeemable pref stock
 and warrants                     0         0          0             0             0       0            0         0              0
                        ----------------------------------------------------------------------------------------------------------


Commitments and contingencies
Stockholders' Equity (Deficit)
 Preferred stock $.01 par value;
  1,000,000 shares
  authorized; no shares issued or
  outstanding
 Common stock $.005 par value
  20,000,000 shares authorized
  10,741,802 shares issued
  and outstanding            1,006        130      8,500          100          1,000       0        1,121    41,852         53,709
Additional Paid-in
  capital                2,655,093          0  1,800,583            0      7,149,477       0            0(4,124,217)     7,480,937
Retained earnings/
 (accumulated deficit)   7,188,408       (281)(1,006,200)     948,401     (7,237,407)   (150)   1,617,846  (256,974)     1,253,642
 Cumulative translation adj      0          0          0        7,165              0       0            0                    7,165
 Distributions                   0                     0            0              0       0            0         0              0
                        ----------------------------------------------------------------------------------------------------------
Total stockholders'equity
 (deficit)               9,844,507       (151)   802,883      955,666        (86,930)   (150)   1,618,967(4,339,339)     8,795,453
                        ----------------------------------------------------------------------------------------------------------
Total liabilities and
 stockholders' equity
 (deficit)              13,646,554       (151)   802,883   17,495,179        (86,930)   (150)  65,360,116(4,384,277)    92,833,224
                        ----------------------------------------------------------------------------------------------------------
Assets & liabilites
  & s. equity           (6,684,675)         0          0            3              0       0           (9)6,684,680             (1)

                                   Exhibit D


Retained Entities
        CRC Holdinge, Inc.  Gaming Business Only
        Louisiana Casino Cruises, Inc.
        CHC Casinos Corp.
        CHC Casinos Manitoba Limited
        CHC Casinos Canada, Limited
        Casino Rama Services, Inc.
        CHC (Ontario) Supplies Limited
        The Chain of Rocks JV
        CHC Massachusetts Corp

Divestiture Entities
        CSMC of Rhode Island
        TCC of South Florida, Inc.
        CHC Durham Management Corp.
        Sparks Street Casino Corporation
        CHC North, Inc.
        CCR of Lake Las Vegas GP, Inc.
        CCR of Lake Las Vegas LP, Inc.
        CCR of Lake Las Vegas Ltd.
        Philadelphia Hotel Ventures, LP
        Plaza Associates, Ltd.
        Carnicon Dominica, SA
        Carnicon Puerto Rico Mgt. Assoc. LC
        Carnicon Lucaya Management Assoc.
        Carnicon Development Company

Other Assets
        CRC Holdings, Inc. - Hospitality Division Net Assets
        Net Receivable - Wampanoag
        Net Receivable - Canadian Charitables
        Net Receivable - malave
        Net Receivable - Casino Rama Hotel
        GBM Companies contingent liability re: GBM Companies adv.
        Minestro delle Finanze/Ufficciio del Registro di Firenze; Supreme Court of Italy

CRC Holdings, Inc. is currently involved in the following transactions or pending transactions:
        Certain Employees of CRC Holdings, Inc. are considered employees of Continental Gencom Holdings, LLC
        If proposed transaction is not consummated a possible buy-out of CRC Holdings, Inc. common shares owned by Peter Sibley and Irv Zeldman Transactions contemplated pursuant to that certain blind trust entered into on January 18, 2000 between certain CRC Holdings, Inc. shareholders and a trustee whereby Carnival Corporation is sole principal and income beneficiary
        Pending Mellon United National Bank Line of Credit
        Pending CRC holdigns, Inc. / Continental Gencom Holdings LLC transactions including a Credit Facility

                                    Exhibit E

                             (Intentionally Omitted)

                                    Exhibit F

                              (Intentionally Omitted)